UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of report (Date of earliest event reported) November 10, 2004

                                Equity One, Inc.
                                ----------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Maryland
                                    --------
                 (State or Other Jurisdiction of Incorporation)


          001-13499                                    52-1794271
          ---------                                    ----------
   (Commission File Number)                 (IRS Employer Identification No.


                           1696 NE Miami Gardens Drive
                        North Miami Beach, Florida 33179
                        --------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (305) 947-1664
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
                                      -----
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                                EQUITY ONE, INC.

                                    FORM 8-K

                                      Index


                                                                                Page
                                                                                ----
Section 8.  Other Events..................................................          1

Selected Consolidated Financial Data......................................          1

 Item 7. Management Discussion and Analysis of Financial Condition and
         Results of Operations............................................          5

     Liquidity and Capital Resources......................................         14

     Mortgage Indebtedness................................................         17

     Inflation and Recession Consideration................................         24

     Quantitative and Qualitative Disclosures About Market Risk...........         24

Index To Financial Statements

     Report of Independent Registered Public Accounting Firm..............        F-1

     Consolidated Balance Sheets..........................................        F-2

     Consolidated Statements of Operations ...............................  F-3 - F-4

     Consolidated Statements of Comprehensive Income .....................        F-5

     Consolidated Statements of Stockholders' Equity .....................        F-6

     Consolidated Statements of Cash Flows ...............................  F-7 - F-8

     Notes to Consolidated Financial Statements...........................        F-9

Signature

Section 9 - Financial Statements and Exhibits

         23.1   Consent of Independent Registered Public Accounting Firm

SECTION 8.    OTHER EVENTS

Item 8.01  Other Events

     Equity One, Inc. (the "Company") is revising its financial statements, Management's Discussion and Analysis, and Selected Financial Data which appeared in its Annual Report on Form 10-K for the year ended December 31, 2003. The revisions relate to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The Company disposed of income producing properties through September 30, 2004 or had properties categorized as held for sale as of September 30, 2004. The operating results of those properties have been reclassified as discontinued operations on the Consolidated Statements of Operations for all periods presented. SFAS 144 requires that financial statements be revised to give retroactive effect to discontinued operations if the financial statements are included or incorporated by reference in subsequent filings made with the SEC. There is no effect on net income or funds from operations for all periods presented related to the reclassifications made for the discontinued items.

     The current Report on Form 8-K updates Items 6, 7 and 8 of the Company's 2003 Form 10-K to reflect properties disposed of or held for sale through September 30, 2004. All other items in the 2003 Form 10-K remain current and no revisions to other information provided in such Form 10-K has been made other than to reflect changes related to discontinued operations.

Disposed of:
                                                                                    Square         Gross
             Property                City         State         Date Sold         Feet/Acres    Sales Price
 -----------------------------  ----------------  -----    -------------------    ----------    ------------
 Southwest Walgreens            Phoenix             AZ     February 23, 2004          93,402        $ 6,650
 Watson Central                 Warner Robbins      GA     June 29, 2004             227,747          6,000
 Plaza Del Rey                  Miami               FL     July 13, 2004              50,146          9,000
 Forrest Gallery                Tullahoma           TN     July 19, 2004             214,450         10,500
 Epsilon (Clematis)             West Palm Beach     FL     July 30, 2004              18,707          2,650
 Millervillage                  Baton Rouge         LA     September 2, 2004          94,559          2,700
 Plymouth Park (4 properties)   Irving              TX     September 24, 2004        728,566         24,000
                                                                                                   --------
                                                                                                   $ 61,500
                                                                                                   ========

Held for Sale:

     As of September 30, 2004, four properties with a carrying cost of $12,232 and a joint venture interest with a carrying cost of $2,575 were held for sale, of which three of the properties were sold in October 2004 for total consideration of $17,250.

ITEM 6.  SELECTED FINANCIAL DATA

     The selected consolidated operating data and balance sheet data set forth below have been derived from our consolidated financial statements, including the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 contained elsewhere herein. The consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The data set forth below should be read in conjunction with the consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Form 8-K.

                                                           Year Ended December 31,
                                         ------------------------------------------------------------
                                          2003         2002         2001         2000         1999
                                        ---------    ---------    ---------    ---------    ---------

                                       (in thousands other than per share, percentage and ratio data)
Statement of Operations Data: (1)(2)
Total rental income .................   $ 181,633    $  93,569    $  74,455    $  44,701    $  23,817
                                        ---------    ---------    ---------    ---------    ---------
Property operating expenses .........      52,042       28,849       23,267       12,676        5,722
Rental property depreciation and ....           1            2            5
  amortization ......................      26,621       12,562       10,355        5,814        3,122
Litigation settlement ...............        --          2,067         --           --           --
General and administrative expenses .      11,046        6,648        3,553        2,559        1,622
                                        ---------    ---------    ---------    ---------    ---------
Total operating expenses ............      89,709       50,126       37,175       21,049       10,466

Other income and expenses ...........       1,263        4,235          702          793        4,418
Interest expense ....................     (36,814)     (20,889)     (20,417)     (12,215)      (5,086)
Amortization of deferred financing
  fees ..............................        (992)        (759)      (1,080)        (242)          --
                                        ---------    ---------    ---------    ---------    ---------
Income before discontinued ..........   $  55,381    $  26,030    $  16,485    $  11,988    $  12,683
  operations and minority interest
                                        =========    =========    =========    =========    =========
Net income ..........................   $  63,647    $  39,934    $  18,721    $  12,555    $  13,589
                                        =========    =========    =========    =========    =========
Basic earnings per share:
  Income before discontinued
    operations ......................   $    0.91    $    0.79    $    0.70    $    0.80    $    1.17
                                        =========    =========    =========    =========    =========
  Net income ........................   $    1.06    $    1.22    $    0.83    $    0.88    $    1.26
                                        =========    =========    =========    =========    =========
Diluted earnings per share:
  Income before discontinued
    operations ......................   $    0.90    $    0.78    $    0.70    $    0.79    $    1.17
                                        =========    =========    =========    =========    =========
  Net income ........................   $    1.05    $    1.20    $    0.83    $    0.87    $    1.26
                                        =========    =========    =========    =========    =========
                                                                                           (continued)


                                                                Year Ended December 31,
                                       --------------------------------------------------------------------------
                                          2003            2002            2001            2000            1999
                                       ----------      ----------       ---------      ----------      ----------
                                             (in thousands other than per share, percentage and ratio data)
Balance Sheet Data: (2)
   Total rental properties, net
     of accumulated depreciation ..    $1,617,299      $  678,431       $ 627,687      $  483,699      $  204,919
   Total assets ...................     1,677,386         730,069         668,536         542,817         212,497
 Mortgage notes payable ...........       459,103         332,143         345,047         280,396          97,752
 Total liabilities ................       834,162         375,969         386,400         317,392         121,068

 Minority interest ................        12,672           3,869           3,869          37,762             989
 Shareholders' equity .............       830,552         350,231         278,267         187,663          90,440

 Other Data: (2)
  Funds from operations(3) ........   $    89,870     $    45,487     $    29,848     $    19,266     $    13,354
  Cash flows from:
    Operating activities ..........        78,262          45,613          28,214          20,293          20,169
    Investing activities ..........      (326,160)        (51,439)        (42,435)        (11,679)        (62,239)
    Financing activities ..........       245,920           7,864          12,780          (6,694)         40,903

   GLA (square feet) at end of
    period ........................        19,883           8,530           8,637           3,169           2,836
   Occupancy at end of period .....            90%             89%             86%             95%             95%

   Dividends per share ............   $      1.10     $      1.08     $      1.06     $      1.10     $      1.02

                                                                                                       (continued)

--------------------------
(1)  Restated to reflect the reporting of discontinued operations.
(2) Prior year data has been reclassified to conform to the current period's presentation.
(3) We believe Funds From Operations ("FFO") (combined with the primary GAAP presentations) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry and in particular, REITs. The National Association of Real Estate Investment Trusts ("NAREIT") stated in its April 2002 White Paper on Funds from Operations, "Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." FFO, as defined by NAREIT, is "net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures". It states further that "adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis." We believe that financial analysts, investors and stockholders are better served by the supplemental presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

     FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.


     The following table illustrates the calculation of funds from operations for the five years ended December 31, 2003:

                                                              Year Ended December 31,
                                              --------------------------------------------------------
                                                2003        2002        2001       2000         1999
                                              --------    --------    --------    --------    --------
     Net income ...........................   $ 63,647    $ 39,934    $ 18,721    $ 12,555    $ 13,589
  Adjustments:
  Rental property depreciation and
    amortization, including discontinued
    operations ............................     28,007      13,810      11,665       6,534       3,483
  (Gain) loss on disposal of income
    producing properties ..................     (3,083)     (9,264)        609          63      (3,814)
  Minority interest, excluding CEFUS ......        803         101          99        --            96
Other Items:
  Interest on convertible partnership units         43         259         259          20        --
  Deferred income tax (benefit) expense ...       --          --          (374)      1,071        --
  Minority interest in CEFUS share of FFO
    adjustments ...........................       --          --        (1,369)     (1,010)       --
  Pro-rata share of real estate
    depreciation from joint ventures ......        453         647         238          33        --
                                              --------    --------    --------    --------    --------
Funds from operations .....................   $ 89,870    $ 45,487    $ 29,848    $ 19,266    $ 13,354
                                              ========    ========    ========    ========    ========

         The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

                                                              Year Ended December 31,
                                              --------------------------------------------------------
                                                2003        2002        2001       2000         1999
                                              --------    --------    --------    --------    --------
 Earnings per diluted share*...............    $  1.05      $ 1.20      $ 0.83      $ 0.87      $ 1.26
 Adjustments:
 Rental property depreciation and
    amortization, including discontinued
    operations.............................        0.45       0.41        0.52        0.45        0.32
  (Gain) loss on disposal of income
     producing properties..................      (0.05)      (0.27)       0.03        0.01       (0.35)
  Minority interest........................       0.01           -           -           -        0.01
  Other items:
  Deferred income tax (benefits) expense...          -           -       (0.02)       0.07           -
  Minority interest in CEFUS share of
     FFO adjustments.......................          -           -       (0.06)      (0.07)          -
  Pro-rata share of real estate
     depreciation from joint ventures......          -        0.02        0.01           -           -
                                              --------    --------    --------    --------    --------
 Funds from operations per diluted share...    $  1.46      $ 1.36      $ 1.31      $ 1.33      $ 1.24
                                              ========    ========    ========    ========    ========


* Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) in earnings of consolidated subsidiaries which are convertible to shares of our common stock.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management discussion and analysis of financial condition and results of operations reflect the impact of the reclassification of discontinued operations of depreciable rental property disposed of during the nine months ended September 30, 2004 of designated or held for sale as of September 30, 2004.

Overview

     The following should be read in conjunction with our consolidated financial statements, including the notes thereto, which are included elsewhere in this annual report.

     We operate as a real estate investment trust, or REIT, that principally acquires, renovates, develops and manages community and neighborhood shopping centers located predominately in high growth markets in the southern United States. Our shopping centers are primarily anchored by supermarkets or other necessity-oriented retailers such as drug stores or discount retail stores. As of December 31, 2003, our portfolio consisted of 185 properties, comprising 123 supermarket-anchored shopping centers, 11 drug store-anchored shopping centers, 44 other retail-anchored shopping centers, one self-storage facility, one industrial and five retail developments, as well as non-controlling interests in two unconsolidated joint ventures that own and operate commercial properties.

     We believe we distinguish ourselves by owning and operating shopping centers anchored by supermarkets or necessity-oriented retailers in high density areas that are experiencing high population growth. Our goal is to own and operate properties containing dominant supermarket operators and a diverse tenant mix. We believe that these characteristics combine to reduce the vulnerability of our properties to economic downturns, enhance consumer traffic through our properties and generate more stable cash flows over time. We derive substantially all of our revenue from tenants under existing leases at our properties.

     Our business is generally dependent on the performance of the economy in the areas in which we own properties. Changes in the economic environment tend to have a direct effect on our tenants' businesses and, therefore, their ability to continue to pay us rent. In 2003, the overall U.S. economy began to demonstrate sustained economic growth. This growth, as well as the prevailing low interest rate environment, contributed to the growth in our cash flows and allowed us to increase the occupancy rates at our centers for the year. We have followed a disciplined approach and taken advantage of the improving economic environment in our markets. First, we continue to concentrate on shopping centers in the southern region of the United States by acquiring new centers in high growth, high density areas, developing and redeveloping centers in these areas and selling properties that no longer meet our investment criteria. Second, we also have repaid certain high interest rate mortgage debt and obtained a variable rate unsecured revolving credit facility on what we consider to be favorable financial and legal terms. Third, we were able to access the capital markets for additional equity financing.

     The highlights of our 2003 activity reflect this strategy.

     o We completed a statutory merger with IRT Property Company acquiring 93 properties comprising approximately 10 million square feet of gross leasable area located in ten states in the southern region of the United States. We now have shopping centers in twelve states primarily in Florida, Texas, Georgia, North Carolina, South Carolina and Louisiana.

     o    We  acquired  an  additional  10  supermarket   anchored  centers,  an
          outparcel and land held for future development for approximately $211.0 million.

     o We sold 6 properties, a property held by a joint venture and a joint venture interest for gross proceeds of $33.3 million.

     o We completed the development of a supermarket anchored shopping center containing 91,000 square feet of gross leasable area and have over 25 development and redevelopments underway.

     o We completed two public equity offerings of our common stock, raising proceeds of $99.9 million and issuing 6.0 million shares of our common stock.

     o We entered into a $340 million unsecured revolving credit facility and prepaid $54.8 million of fixed and variable rate debt. Our fixed rate mortgage debt outstanding of $459.1 million is at a weighted average interest rate of 7.45%, our $150.0 million fixed rate senior unsecured notes are at a weighted average interest rate of 7.55% and our variable rate revolving credit facility has an interest rate currently at 2.06% including the effect of interest swaps.

     o We increased the base rental rate by 3.1% on 284 lease renewals aggregating 674,889 square feet to $12.30 per square foot. We executed 367 new leases totaling 1,144,882 square feet at an average rate of $10.89 per square foot and we increased our occupancy rate to 91.6% in the portfolio.

     However, our long-term operating cash flow is dependent on the continued occupancy of our properties, the rents that we are able to charge to our tenants and the ability of these tenants to make their rental payments. Therefore, the main long-term threat to our business is our dependence on the viability of our anchor and other tenants. General economic downturns and competition from national and regional supercenters, such as Wal-Mart or other discount retailers, may have an increasing adverse impact on the business of our tenants by taking customers or reducing operating margins. For instance, Winn-Dixie Stores Inc., which has supermarkets in 17 of our centers, has recently announced deteriorating operating results and has had the rating on its senior notes downgraded. However, we believe that these risks are mitigated by concentrating on high-density, urban areas, leasing to the dominant supermarket operators in the markets in which we own properties and maintaining a diverse tenant mix. We are not currently aware of any pending tenant bankruptcies that are likely to materially affect our rental revenues.

     We are optimistic that we are well positioned to take advantage of the sustained growth of the economy and continuing low interest rate environment while our largely fixed rate indebtedness protects us from increases in interest rates in the near term.

     Short-Term Liquidity Needs

     As of December 31, 2003, we had $966,000 in cash and $150.6 million available to be drawn under our revolving credit facilities. Our cash flow generated by operations was $78.3 million for the year ended December 31, 2003.

     Our short-term liquidity requirements consist primarily of funds necessary to pay for operating and other expenses directly associated with our portfolio of properties, general and administrative expenses (including payroll and related costs), interest expense and scheduled principal payments on our outstanding debt, capital expenditures incurred to facilitate the leasing of space (e.g., tenant improvements and leasing commissions), development and redevelopment activities, quarterly dividends paid to our common shareholders and distributions made to holders of operating partnership units.

     Historically, we have satisfied these requirements principally through cash generated from operations. We believe that cash generated from operations and borrowings under our unsecured revolving credit facilities will be sufficient to meet our short-term liquidity requirements; however, there are certain factors that may have a material adverse effect on our cash flow.

     Our current development plans include over 25 development and redevelopment projects, the aggregate cost of which (including costs incurred in prior years on these projects) is expected to be approximately $107.2 million of which $32.5 million remains unfunded based on our current plans. We intend to fund these costs from our unsecured revolving credit facilities.

     We may incur significant expenditures in connection with the re-leasing of our retail space, principally in the form of tenant improvements and leasing commissions. The amounts of these expenditures can vary significantly, depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the life of the leases. We also incur expenditures for certain recurring capital expenses. We expect to pay for re-leasing and recurring capital expenditures out of cash from operations.

     As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will be able to retain any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met with cash generated from current operations and external sources of capital.

     During 2003, we paid dividends on our common stock in an amount equal to $1.10 per share. The maintenance of these dividends is subject to various factors, including the discretion of our Board of Directors, our ability to pay dividends under Maryland law, the availability of cash to make the necessary dividend payments and the effect of REIT distribution requirements. We also make regular distributions on units in partnerships that we control.

     Long-Term Liquidity Needs

     Our long-term liquidity requirements consist primarily of funds necessary to pay for the principal amount of our long-term debt as it matures, significant non-recurring capital expenditures that need to be made periodically at our properties, development and redevelopment projects that we undertake at our properties and the costs associated with acquisitions of properties or other companies. Historically, we have satisfied these requirements principally through what we believe to be the most advantageous source of capital available at the time, which has included the incurrence of new debt through borrowings under credit facilities and the issuance of debt securities, sales of common stock, capital raised through the disposition of assets, repayment by third parties of notes receivable and joint venture capital transactions. We believe that these sources of capital will continue to be available in the future to fund our long-term capital needs; however, there are certain factors that may have a material adverse effect on our ability to access these capital sources.

     Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets, our credit rating and borrowing restrictions imposed by existing lenders. Currently, we have investment grade credit ratings for our unsecured senior debt from two major rating agencies - Standard & Poor's and Moody's Investors Service. A downgrade in outlook or rating by a rating agency can occur at any time if the agency perceives an adverse change in our financial condition, results of operations or ability to service debt. If such a downgrade occurs, it would increase the interest rate currently payable under our existing credit facilities, it likely would increase the costs associated with obtaining future financing, and it potentially could adversely affect our ability to obtain future financing. The indentures under which our publicly traded debt securities are issued also contain certain restrictions on our ability to incur debt and other financial covenants.

     The following table sets forth certain information regarding future contractual obligations, excluding interest payments, as of December 31, 2003 (in thousands):

                                                                Payments due by period

                                                      Less than                                    More than
Contractual Obligation                   Total          1 year       1-3 years       3-5 years      5 years
                                      -----------    -----------    ------------    -----------    ----------
Mortgage notes payable:
  Scheduled amortization........        $ 116,468        $ 9,432      $   19,762     $   20,263    $   67,011
  Balloon payments..............          342,635          2,727          54,851         42,968       242,089
                                      -----------    -----------    ------------    -----------    ----------
   Total mortgage obligations...          459,103         12,159          74,613         63,231       309,100

Unsecured revolving credit
  facilities....................          162,000              -         162,000              -             -

Unsecured senior notes..........          150,000              -          50,000         75,000        25,000

Capital leases..................                -              -               -              -             -

Operating leases................              346            277              57             12             -

Development and redevelopment...           32,487         25,274           7,213              -             -
                                      -----------    -----------    ------------    -----------    ----------
Total contractual obligations...        $ 803,936       $ 37,710       $ 293,883      $ 138,243     $ 334,100
                                      ===========    ===========    ============    ===========    ==========

Off Balance Sheet Arrangements

     We have an off balance sheet joint venture and other unconsolidated arrangements with varying structures. As of December 31, 2003, our off balance sheet arrangements were as follows:

     o Letters of credit totaling $1.4 million have been provided as security for certain performance requirements.

     o Our unconsolidated joint venture, PG Partners, has aggregate outstanding indebtedness of approximately $12.9 million, bearing fixed rate interest at 8.5% and maturing April 2010. Principal and interest payments of $102,000 are due monthly which are paid out of operating cash flow from the property. Our investment in this joint venture is $2.9 million.

     o We have committed to fund $32.5 million, based on current plans and estimates, in order to complete pending development and redevelopment projects. These obligations, comprised principally of construction contracts, are generally due as the work is performed and are expected to be financed by our available credit facilities.

Critical Accounting Policies and Estimates

     Management's Discussion and Analysis of Financial Condition and Results of Operations provides additional information related to our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates and if necessary, adjusts its estimates and judgments, including those related to real estate and development assets, revenue recognition in conjunction with providing development, leasing and management services and equity in earnings of unconsolidated joint ventures. Management believes that the following critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

     Real Estate Properties and Development Assets. We capitalize acquisition and construction costs, property taxes, interest and other miscellaneous costs that are directly identifiable with a project, from pre-acquisition until the time that construction is complete and the development is ready for its intended use, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 67 and SFAS No. 34. We allocate the capitalized project costs to the various components of the project based on the components' relative fair values. Our cost allocation method requires the use of management estimates regarding the fair market value of each project component. Management bases its estimates on current market appraisals, comparable sales, existing sale and purchase contracts, replacement cost, historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the fair market values of real estate assets. Actual results may differ from these estimates and anticipated returns on a project, as well as the gain or loss on disposition of the individual project components, could vary significantly from estimated amounts.

     Management reviews long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates that the carrying amount of the asset may not be recoverable and the future undiscounted cash flows expected to be generated by the asset are less than its carrying amount. If such asset is considered to be impaired, we record impairment losses and reduce the carrying amount of the impaired asset to an amount that reflects the fair value of the asset at the time impairment is evident. Our impairment review process relies on management's judgment regarding the indicators of impairment, the remaining life of the asset used to generate the asset's undiscounted cash flows, and the fair value of the asset at a particular point in time. Management uses historical experience, current market appraisals and various other assumptions to form the basis for making judgments about the impairment of real estate assets. Under different assumptions or conditions, the asset impairment analysis may yield a different outcome, which would alter the ultimate return on our assets, as well as the gain or loss on the eventual disposition of the asset.

     Business Combinations. We allocate the purchase price of acquired companies and properties to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. Fair value is defined as the amount at which that asset could be bought or sold in a current transaction between willing parties (other than in a forced or liquidation sale). In order to allocate the purchase price of acquired companies and properties to the tangible and intangible assets acquired, we identify and estimate the fair value of the land, buildings, and improvements, review the leases to determine the existence of, and estimate the fair value of, any contractual or other legal rights and investigation of the existence of, and estimate the fair value of, any other identifiable intangible assets. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets.

     The cost approach is used as the primary method to estimate the fair value of buildings, improvements and other assets. The market value approach is used as the primary method to estimate the fair value of land. The determination of the fair value of contractual intangibles is based on the costs to originate a lease including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of a property. In-place lease values are based on our evaluation of the specific characteristics of each lease and our overall relationship with each tenant. Among the factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the tenant's credit quality, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, under specific market conditions. Above-market, below-market and in-place lease values are determined based on the present value (using discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management's estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The value of contractual intangibles is amortized over the remaining term of each lease.

     Critical estimates in valuing certain of the intangible assets and our assumptions on what marketplace participants would use in making estimates of fair value, include but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods, and the tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the our portfolio; and discount rates used in these calculations. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances that may occur. In making such estimates, management uses a number of sources, including appraisals that may be obtained in connection with the acquisition or financing of the respective property or other market data. Management also considers information obtained in its pre-acquisition due diligence and marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

     Goodwill. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142), Goodwill and Other Intangible Assets. Under Statement 142, we are required to perform annual impairment tests of its goodwill and intangible assets and more frequently in certain circumstances. Management has elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of a reporting unit's "implied fair value" of goodwill requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the "implied fair value" of goodwill, which is compared to its corresponding carrying value.

     The key assumptions we made to determine the fair value of our reporting units (each property is considered a reporting unit under SFAS No. 142) included
(a) net operating income; (b) cash flows; and (c) estimated the fair value, which was based on our experience in evaluating acquisitions and market conditions. A variance in the net operating income or discount rate could have had a significant impact on the amount of the goodwill impairment charge recorded.

     Management cannot predict the occurrence of certain future events that might adversely effect the reported value of goodwill that totaled $14.0 million at December 31, 2003. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our tenants, or a material negative change in its relationships with significant tenants.

     Revenue Recognition. As lessor, we retain substantially all the risks and benefits of property ownership and account for our leases as operating leases. Rental income is recognized over the lease term on a straight-line basis as it becomes receivable according to the provisions of the lease. Revenue from percentage rent is recognized when tenants' reported sales have reached certain levels specified in the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period when the applicable costs are incurred.

     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants' payment history and current credit quality. If our estimate of collectibility differs from the cash received the timing and amount of our reported revenue could be impacted.

     Investments in Unconsolidated Joint Ventures. We do not consider ourselves to be in control of joint ventures when major business decisions require the approval of at least one other managing equity owner. Accordingly, we account for the two joint ventures in which we do not retain unilateral control under the equity method.

     We calculate the equity in income or loss earned from our unconsolidated joint ventures based on each equity owners' economic ownership, which is estimated based on anticipated stabilized cash flows as they would be allocated to each equity owner based on how cash flow is distributed. Generally, under the terms of the respective joint venture agreements, net ordinary cash flow is distributed to each equity owner in accordance with such owner's equity ownership percentages.

     Accounting for Stock Options. We apply the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation, including options. Accordingly, no compensation expense has been recognized for options granted under our compensation plan as no grants were made at less than market value. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, compensation expense would be recognized based upon the fair value of the award at the grant date.

Results of Operations

     On February 12, 2003, we completed our acquisition of IRT Property Company, or IRT, by statutory merger. As a result of the merger, we acquired 93 properties encompassing approximately 10 million square feet of gross leasable area and including 64 supermarket anchored shopping centers, four drug store anchored shopping center, 22 other retail-anchored shopping centers, an industrial property and two development projects. In connection with the merger, we paid aggregate cash consideration of approximately $189.4 million, issued approximately 17.5 million shares of our common stock and assumed approximately $341.9 million of mortgages, unsecured indebtedness and other liabilities, including $150 million of IRT's senior unsecured indebtedness. The acquisition of IRT was accounted for using the purchase method of accounting and the results of IRT are included in our consolidated financial statements since February 12, 2003.

     During 2003, we sold 7 properties (including a property held by an unconsolidated joint venture) and a joint venture interest that no longer met our investment criteria. We also acquired ten retail properties, one out parcel and a property held for future development.

     In September 2001, we acquired Centrefund Realty (U.S.) Corporation, or CEFUS, and United Investors Realty Trust, or UIRT. As a result of these acquisitions, we acquired 50 shopping centers and other retail properties which contained an aggregate of approximately 5.2 million square feet of gross leasable area. The acquisition of CEFUS has been accounted for on a push-down basis and partially in a manner similar to a pooling of interests. Our results for the period between August 18, 2000, the day our affiliate, Gazit-Group
(1988) Ltd., acquired its beneficial interest in First Capital Realty Inc., and September 19, 2001 have been restated to consolidate our operations with those of CEFUS subject to a 31.93% minority interest in CEFUS. Our results from September 20, 2001, the day we acquired CEFUS, eliminate this minority interest. The acquisition of UIRT was accounted for using the purchase method of accounting and the results of UIRT are included in our consolidated financial statements since September 21, 2001.

     We derive substantially all of our revenues from rents received from tenants under existing leases on each of our properties. These revenues include fixed base rents, recoveries of expenses that we have incurred and which we pass through to the individual tenants and percentage rents that are based on specified percentages of tenants' revenues, in each case as provided in the particular leases.

     Our primary cash expenses consist of our property operating expenses, which include real estate taxes, repairs and maintenance, management expenses, insurance, utilities and other expenses, general and administrative  expenses,  which include payroll, office expenses,  professional fees and other administrative expenses, and interest expense, primarily on mortgage unsecured senior debt and revolving credit facilities indebtedness. In addition, we incur substantial non-cash charges for depreciation and amortization on our properties. We also capitalize certain expenses, such as taxes and interest, incurred in respect of property under development or redevelopment until the property is ready for its intended use.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

     Total rental income increased by $88.0 million, or 94.0%, to $181.6 million in 2003 from $93.6 million in 2002. The following factors accounted for this difference:

     o The acquisition of IRT increased rental income by approximately $78.3 million;

     o    Properties   acquired   during  2003   increased   rental   income  by
          approximately $6.9 million;

     o The full year 2003 benefited from properties acquired during 2002 which increased rental income by approximately $3.9 million;

     o Same property rental income increased by $2.1 million in 2002 due to higher tenant expense and rental income;

     o These increases were offset by a $70,000 decrease in rental income from under development and redevelopment properties.

     Property operating expenses increased by $23.2 million, or 80.6%, to $52.0 million for 2003 from $28.8 million in 2002. The following factors accounted for this difference:

     o The acquisition of IRT increased operating expenses by approximately $20.3 million;

     o Properties acquired during 2003 increased operating expenses by approximately $1.9 million;

     o Properties acquired during 2002 increased the full year operating expenses by $901,000; and

     o Same property operating expenses increased by $978,000 as a result of property maintenance expenses.

     Rental property depreciation and amortization increased by $14.0 million, or 111.1%, to $26.6 million for 2003 from $12.6 million in 2002. The following factors accounted for this difference:

     o The acquisition of IRT increased depreciation and amortization by approximately $10.8 million;

     o    Properties   acquired   during   2003   increased   depreciation   and
          amortization by $1.2 million;

     o Properties acquired during 2002 increased the full year depreciation expense by $539,000; and

     o    Completed   development   and   redevelopment   activities   increased
          depreciation and amortization by $1.7 million.

     Interest expense increased by $15.9 million, or 76.1%, to $36.8 million for 2003 from $20.9 million in 2002. This difference was primarily due to:

     o An increase in interest expense of $15.0 million as a result of the assumption of mortgage loans and senior unsecured debt in the acquisition of IRT;

     o Interest incurred on the debt related to the acquisition of properties during 2003 of $822,000, offset by a $1.3 million decrease in same property interest expense, related to the repayment of certain existing mortgage notes;

     o An increase in revolving credit facility interest of $1.9 million primarily related to the acquisition of IRT, the 2003 acquisition of properties and repayment of various mortgage loans;

     o An increase of $7.2 million related to interest on the unsecured senior notes; and

     o A decrease in interest expense attributable to capitalized interest of $3.8 million related to development and redevelopment activities.

     General and administrative expenses increased by $4.4 million, or 66.7%, to $11.0 million for 2003 from $6.6 million in 2002. Compensation and employer related expenses increased by $3.1 million and other general office expenses increased by $1.4 million. These expense increases were primarily due to the increase in staffing resulting from the IRT acquisition.

     Investment income decreased by $543,000 due to the principal repayments received on notes receivable and repayments by stockholders of loans related to previous stock purchases.

     During 2003, we settled certain mortgage notes at a discount and recognized a loss on the extinguishment of debt of approximately $623,000.

     We sold seven properties (including a property held by a joint venture), a joint venture interest and have two properties that are held for sale at December 31, 2003. For the nine months ended September 30, 2004 we have sold eight properties and have four properties and one joint venture interest held for sale. The operating results of these properties of $6.0 million are being reflected as income from rental properties sold or held for sale.

     The sales of the properties and joint venture interest produced a gain of $3.1 million for 2003. The 2002 discontinued operations reflect a reclassification of operations for properties sold during 2002 and 2003. We recognized a gain of $9.3 million in 2002 related to a gain on the disposal of properties sold during 2002.

     Minority interest increased by $702,000 related to the interests that were part of the acquisition of IRT.

     As a result of the foregoing, net income increased by $23.7 million, or 59.4%, to $63.6 million for 2003 from $39.9 million in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

     Total rental income increased by $18.9 million, or 25.4%, to $93.6 million in 2002 from $74.5 million in 2001. The following factors accounted for this difference:

     o The acquisition of UIRT increased rental income by approximately $16.2 million; and

     o    Properties   acquired   during  2002   increased   rental   income  by
          approximately $4.2 million.

     Property operating expenses increased by $5.6 million, or 24.1%, to $28.8 million for 2002 from $23.3 million in 2001. The following factors accounted for this difference:

     o The acquisition of UIRT increased operating expenses by approximately $3.1 million;

     o Properties acquired during 2002 increased operating expenses by approximately $1.3 million; and

     o Property management expenses increased by $1.6 million as a result of managing a larger portfolio of properties, of which $833,000 was due to an increase in salaries and benefits.

     Rental property depreciation and amortization increased by $2.2 million, or 21.2%, to $12.6 million for 2002 from $10.4 million in 2001. The following factors accounted for this difference:

     o The acquisition of UIRT increased depreciation and amortization by approximately $1.4 million; and

     o    Properties   acquired   during   2002   increased   depreciation   and
          amortization by approximately $796,000.

     Interest expense increased by $472,000, or 2.3%, to $20.9 million for 2002 from $20.4 million in 2001. This difference was primarily due to:

     o An increase in interest expense of $3.5 million as a result of the assumption of mortgage loans in the acquisition of UIRT;

     o Interest incurred on the debt related to the acquisition of properties during 2002 of $1.2 million;

     o    An  increase  in  revolving  credit  facility   interest  of  $503,000
          primarily related to higher average balances; and

     o These increases in interest expense were partially offset by the repayment of nine loans which reduced interest by $1.9 million and an increase in capitalized interest related to development activity decreasing interest expense by $273,000.

     General and administrative expenses increased by $3.1 million, or 87.1%, to $6.6 million for 2002 from $3.6 million in 2001. Compensation and employer related expenses increased by $1.8 million and other general office expenses increased by $1.3 million, of which $332,000 was related to professional fees, $695,000 was related to the write-off of previously capitalized pre-acquisition due diligence costs for projects that did not materialize, and $223,000 was related to an increase in public relations costs. These expense increases were due to the increase in staffing resulting from the CEFUS and UIRT acquisitions.

     During 2002, we settled a mortgage note at a discount and recognized a gain on the extinguishment of debt of $1.5 million.

     Minority interest decreased by $1.6 million due to the elimination of the minority interests in the acquisition of CEFUS in 2001.

     As a result of the foregoing, net income increased by $21.2 million, or 113.4%, to $39.9 million for 2002 from $18.7 million in 2001.

Liquidity and Capital Resources

     We anticipate that cash flows from operating activities will continue to provide adequate capital for dividend payments in accordance with the IRS' REIT requirements and our operating needs. Depending on capital market conditions, we anticipate using cash on hand, borrowings under our existing unsecured revolving credit facilities, issuance of unsecured public debt and equity as well as other similar financing, to provide the necessary capital to achieve growth.

CASH FLOWS

     Our net cash provided by operations was $78.3 million for the year ended December 31, 2003 This amount included net income of $63.6 million and adjustments for non-cash and gain on sale items of $25.0 million, offset by an increase in operating assets over operating liabilities of $10.3 million. Our 2003 operating cash number compares to net cash provided by operations of $45.6 million for the year ended December 31, 2002. This amount included net income of $39.9 million, adjustments for non-cash items which increased cash flow of $4.9 million, and an increase in operating liabilities over operating assets of $764,000.

     Our net cash used in investing activities was $326.2 million for the year ended December 31, 2003. This amount included the acquisition of one parcel of land held for future development, an outparcel, and ten shopping centers for $156.9 million, construction, development and other capital improvements of $28.8 million and the acquisition of IRT for $187.6 million, net of cash received, and leasing costs of $4.5 million. These amounts were offset by the proceeds from the sale of seven properties (including a property held by a joint venture) and a joint venture interests of $31.7 million, utilization of available funds escrowed in connection with the deferred taxable gains from the sale of properties of $12.9 million, proceeds from repayment of notes receivable of $5.1 million and proceeds from other sources of $1.9 million. Our cash used for investment in 2003 compares to net cash used in investing activities of $51.4 million for the year ended December 31, 2002. This amount included the acquisition of two drugstores, five shopping centers and three parcels of land for $63.7 million; the construction, development and other capital improvements of $15.8 million, an increase in escrowed funds for sale of properties to utilize tax deferred exchanges for $4.2 million, and leasing costs of $1.6 million. These amounts were offset by proceeds from the sale of one parcel of land and eight properties of $27.2 million, proceeds from payments of notes receivable of $5.1 million and proceeds from other sources of $1.6 million.

     Our net cash provided by financing activities was $245.9 million for the year ended December 31, 2003. This amount included net borrowings on the revolving credit facilities of $139.0 million, less the pay down of $8.0 million on the credit facility assumed in the IRT merger, net proceeds from the issuances of common stock of $247.5 million, and proceeds from repayment of notes receivable of $3.5 million. These amounts were offset by the repayment of ten mortgage notes in the aggregate amount of $55.4 million and monthly principal payments on mortgage notes of $8.2 million, cash dividends paid to common stockholders of $70.7 million, and other miscellaneous uses of $1.8 million. Our cash used by financing in 2003 compares to net cash used in financing activities of $7.9 million for the year ended December 31, 2002. This amount includes net proceeds from issuance of common stock of $66.5 million, and new mortgage note borrowings of $25.9 million, offset by the repayment of ten mortgage notes for $37.7 million and monthly principal payments on mortgage notes of $5.5 million, net repayments on the revolving credit facility of $4.4 million, cash dividends paid to common stockholders of $35.8 million, and other miscellaneous uses of $1.1 million.

DEBT

     On February 7, 2003, we entered into a $340 million unsecured revolving credit facility with a syndicate of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility bears interest at our option at (i) LIBOR plus 0.65% to 1.35%, depending on the credit ratings of our senior unsecured long term notes or (ii) at the greater of
(x) Wells  Fargo's  prime rate and (y) the  Federal  Funds  Rate plus 0.5%.  The facility also includes a competitive bid option which allows us to conduct auctions among the participating banks for borrowings in an amount not to exceed $150.0 million, a $25.0 million swing line facility for short term borrowings, a $20.0 million letter of credit commitment and may, at our request, be increased up to a total commitment of $400.0 million. The facility expires February 12, 2006 with a one year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA levels, unencumbered properties, permitted investments and others. The facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending. Notwithstanding this limitation, we can make stockholder distributions to avoid income taxes on asset sales. If a default under the facility exists, our ability to pay dividends would be limited to the amount necessary to maintain our status as a REIT unless the default is a payment default or bankruptcy event in which case we would be prohibited from paying any dividends. The facility is guaranteed by most of our wholly-owned subsidiaries. As of December 31, 2003, we had $162 million outstanding on this credit facility. The weighted average interest rate, including the interest rate swaps as of December 31, 2003 was 2.06%.

     As of December 31, 2003, we had a $5.0 million unsecured credit facility with City National Bank of Florida, of which no funds had been drawn. This facility provides security of $1.4 million in outstanding letters of credit.

     Our revolving credit facility balances as of December 31, 2003 and December 31, 2002 consisted of the following:

                                                             December 31,      December 31,
                                                                 2003             2002
                                                            --------------   ---------------
                                                                     (in thousands)
   Revolving Credit Facilities
      Wells Fargo (unsecured)..........................         $  162,000          $      -
      Wells Fargo (secured) (retired)..................                  -            23,000
      City National Bank (unsecured)...................                  -                 -
                                                            --------------   ---------------
         Total revolving credit facilities.............         $  162,000         $  23,000
                                                            ==============   ===============

     As of December 31, 2003, the gross availability under the various credit facilities was approximately $345 million, resulting in additional borrowing capacity of $145.6 million, net of letters of credit.

     Our mortgage and unsecured senior notes payable balances as of December 31, 2003 and 2002 consisted of the following:

                                                         December 31,        December 31,
                                                             2003                2002
                                                       --------------      --------------
                                                                    (in thousands)
  Mortgage and Unsecured Senior Notes Payable
      Fixed rate mortgage loans.......................     $ 459,103            $ 307,508
      Unsecured senior notes payable..................       150,000                    -
      Variable rate mortgage loans (retired)..........             -               24,635
      Unamortized premium on notes payable............        24,218                    -
                                                       -------------       --------------
         Total mortgage and unsecured senior notes
             payable..................................     $ 633,321            $ 332,143
                                                       =============       ==============


     As a result of our merger with IRT, we assumed IRT's obligations relating to $150.0 million principal amount of senior notes, bearing interest at fixed annual interest rates ranging from 7.25% to 7.84% and maturing between 2006 and 2012. The interest rate of one series of these senior notes is subject to a 50 basis point increase if we do not maintain an investment grade debt rating. These notes have also been guaranteed by most of our wholly-owned subsidiaries.

     Each of the existing mortgage loans is secured by a mortgage on one or more of certain of our properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $182.0 million contain prohibitions on transfers of ownership which may have been violated by our previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving our capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified us that it intends to accelerate its mortgage. Based on discussions with various lenders, current credit market conditions and other factors, we believe that the mortgages will not be accelerated. Accordingly, we believe that the violations of these prohibitions will not have a material adverse impact on our results of operations or financial condition.

     As of December 31, 2003, our total debt of $771.1 million, divided by our gross real estate assets of $1.6 billion equals 48.2%.

     Our debt level could subject us to various risks, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, and the risk that the resulting reduced financial flexibility could inhibit our ability to develop or improve our rental properties, withstand downturns in our rental income or take advantage of business opportunities. In addition, because we currently anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, it is expected that it will be necessary to refinance the majority of our debt. Accordingly, there is a risk that such indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of our current indebtedness.

Mortgage Indebtedness

     The following table sets forth certain information regarding our mortgage indebtedness related to our properties as of December 31, 2003:

                                                Balance at
                                               December 31,                                                 Balance Due
                 Property                          2003          Interest Rate(1)      Maturity Date        at Maturity
----------------------------------             --------------    ----------------      -------------       -------------
Fixed Rate Mortgage Debt

Middle Beach                                        $   2,808             7.375%           08/15/04            $   2,727
Lantana Village                                         3,669             6.950%           02/15/05                3,498
Woodruff                                                3,096             7.580%           05/10/05                2,913
Elmwood Oaks                                            7,500             8.375%           06/01/05                7,500
Benchmark Crossing                                      3,313             9.250%           08/01/05                3,170
Sterling Plaza                                          3,982             8.750%           09/01/05                3,794
Townsend Square                                         4,848             8.500%           10/01/05                4,703
Green Oaks                                              3,022             8.375%           11/01/05                2,861
Melbourne Plaza                                         1,747             8.375%           11/01/05                1,654
Walden Woods                                            2,387             7.875%           08/01/06                2,071
Big Curve                                               5,437             9.190%           10/01/06                5,059
Highland Square                                         4,047             8.870%           12/01/06                3,743
Park Northern                                           2,284             8.370%           12/01/06                1,963
Crossroads Square                                      12,510             8.440%           12/01/06               11,922
Rosemeade                                               3,179             8.295%           12/01/07                2,864
Colony Plaza                                            3,015             7.540%           01/01/08                2,834
Parkwood (2)                                            6,196             7.280%           01/01/08                5,805
Richmond (2)                                            3,192             7.280%           01/01/08                2,990
Commonwealth                                            2,754             7.000%           02/15/08                2,217
Mariners Crossing                                       3,380             7.080%           03/01/08                3,154


                                                Balance at
                                               December 31,                                                 Balance Due
                 Property                          2003          Interest Rate(1)      Maturity Date        at Maturity
----------------------------------             --------------    ----------------      -------------       -------------
Fixed Rate Mortgage Debt

Pine Island/Ridge Plaza                             $  24,938             6.910%           07/01/08            $  23,104
Forestwood                                              7,286             5.070%           01/01/09                6,406
Shoppes of North Port                                   4,108             6.650%           02/08/09                3,526
Prosperity Centre                                       6,390             7.875%           03/01/09                4,137
North Village Center                                    1,463             8.130%           03/15/09                    -
Shoppes of Ibis                                         5,865             6.730%           09/01/09                4,680
Tamarac Town Square                                     6,206             9.190%           10/01/09                5,583
Park Promenade                                          6,302             8.100%           02/01/10                5,833
Skipper Palms                                           3,556             8.625%           03/01/10                3,318
Jonathan's Landing                                      2,901             8.050%           05/01/10                2,639
Bluff's Square                                         10,086             8.740%           06/01/10                9,401
Kirkman Shoppes                                         9,524             8.740%           06/01/10                8,878
Ross Plaza                                              6,642             8.740%           06/01/10                6,192
Boynton Plaza                                           7,494             8.030%           07/01/10                6,902
Pointe Royale                                           4,533             7.950%           07/15/10                2,502
Plymouth Park East 1 (3)                                  150             8.250%           08/01/10                  113
Plymouth Park East 2 (3)                                  451             8.250%           08/01/10                  340
Plymouth Park North (3)                                 8,043             8.250%           08/01/10                6,076
Plymouth Park South (3)                                   601             8.250%           08/01/10                  455
Plymouth Park Story North (3)                             370             8.250%           08/01/10                  280
Plymouth Park West (3)                                  2,404             8.250%           08/01/10                1,816
Shops at Skylake                                       14,628             7.650%           08/01/10               11,644
Parkwest Crossing                                       4,728             8.100%           09/01/10                4,352
Spalding Village                                       10,537             8.190%           09/01/10                7,932
Minyards                                                2,511             8.320%           11/01/10                2,175
Charlotte Square                                        3,614             9.190%           02/01/11                2,992
Forest Village                                          4,488             7.270%           04/01/11                4,044
Boca Village                                            8,298             7.200%           05/01/11                7,466
MacLand Pointe                                          5,859             7.250%           05/01/11                5,267
Pine Ridge Square                                       7,354             7.020%           05/01/11                6,579
Sawgrass Promenade                                      8,298             7.200%           05/01/11                7,466
Presidential Markets                                   27,420             7.650%           06/01/11               24,863
Lake Mary                                              24,529             7.250%           11/01/11               21,973
Lake St. Charles                                        3,873             7.130%           11/01/11                3,461
Belfair Towne Village                                  11,379             7.320%           12/01/11                9,322
Marco Town Center                                       8,731             6.700%           01/01/12                7,150
Riverside Square                                        7,694             9.190%           03/01/12                6,458
Cashmere                                                5,245             5.880%           11/01/12                4,084
Eastwood                                                6,250             5.880%           11/01/12                4,866
Meadows                                                 6,568             5.870%           11/01/12                5,113
Lutz Lake                                               7,500             6.280%           12/01/12                7,012
Summerlin Square                                        3,898             6.750%           02/01/14                    -

                                                Balance at
                                               December 31,                                                 Balance Due
                 Property                          2003          Interest Rate(1)      Maturity Date        at Maturity
----------------------------------             --------------    ----------------      -------------       -------------
Fixed Rate Mortgage Debt

Bird Ludlum                                         $  10,296             7.680%           02/15/15            $       -
Treasure Coast                                          4,804             8.000%           04/01/15                    -
Shoppes of Silverlakes                                  2,781             7.750%           07/01/15                   30
Grassland Crossing                                      5,985             7.870%           12/01/16                2,601
Mableton Crossing                                       4,157             6.850%           08/15/18                1,869
BridgeMill                                              9,555             7.940%           05/05/21                3,761
Chastain Square                                         3,918             6.500%           02/28/24                   57
Daniel Village                                          4,282             6.500%           02/28/24                   62
Douglas Commons                                         5,102             6.500%           02/28/24                   74
Fairview Oaks                                           4,829             6.500%           02/28/24                   71
Madison Centre                                          3,918             6.500%           02/28/24                   58
Paulding Commons                                        6,651             6.500%           02/28/24                   97
Siegen Village                                          4,328             6.500%           02/28/24                   63
Wesley Chapel Crossing                                  3,416             6.500%           02/28/24                   50
                                               --------------                                              -------------

Total Fixed Rate Mortgage Debt
(76 loans).................................           459,103              7.45%           6.48 years          $ 342,635
                                               --------------    ===============  ===================      =============
                                                                 (wtd.-avg.rate)  (wtd.-avg. maturity)

Fixed Rate Unsecured Senior Notes
Payable....................................

7.77% senior notes                                     50,000              7.77%       April 2006              $  50,000
7.25% senior notes                                     75,000              7.25%       August 2007                75,000
7.84% senior notes                                     25,000              7.84%      January 2012                25,000
                                               --------------    ---------------                           -------------

Total Fixed Rate Unsecured Senior Notes
  Payable .................................           150,000              7.55%       3.96 years             $ 150,000
                                               --------------    ===============  ===================      =============
                                                                 (wtd.-avg.rate)  (wtd.-avg. maturity)

Unsecured Variable Rate Revolving Credit
Facilities.................................

Wells Fargo(4)                                        162,000              2.06%      February 2006            $ 162,000
City National Bank                                          -      LIBOR + 2.25%       August 2004         =============
                                               --------------
Total Unsecured Variable Rate Revolving
  Credit Facilities........................           162,000
                                               --------------
Total Debt.................................         $ 771,103
                                               ==============

-----------------------
(1)  The rate in effect on December 31, 2003.
(2) The mortgage balances for Parkwood and Richwood represent the future minimum lease payments (net of imputed interest) attributable to lease payments on these two properties, both of which are owned pursuant to capital lease obligations.
(3) All of the Plymouth loans are with Sun Life of Canada. In the case of Plymouth Park North and East, the collateral has been split into two parts; hence the two individual loans.
(4)  The indicated rate includes the effect of interest rate swaps, if any.

     Our mortgage and outstanding revolving credit facilities indebtedness outstanding at December 31, 2003 will require approximate balloon and scheduled principal payments as follows:

                         Secured Debt                        Unsecured Debt
                 ----------------------------    ------------------------------
  Year Due                         Revolving
                    Schedule        Balloon           Credit           Senior
                  Amortization     Payments         Facilities         Notes           Total
------------     -------------   ------------    --------------    ------------    ----------
    2004            $   9,432      $    2,727       $        -        $       -     $  12,159
    2005                9,777          30,093                -                -        39,870
    2006                9,985          24,758          162,000           50,000       246,743
    2007               10,097           2,864                -           75,000        87,961
    2008               10,166          40,104                -                -        50,270
    2009                9,550          24,332                -                -        33,882
    2010                8,452          80,848                -                -        89,300
    2011                6,592          93,433                -                -       100,025
    2012                5,290          34,683                -           25,000        64,973
Thereafter             37,127           8,793                -                -        45,920
------------     -------------   ------------    --------------    ------------    ----------
   Total            $ 116,468      $  342,635       $  162,000        $ 150,000     $ 771,103
                 =============   ============    ==============    ============    ==========


     The following table sets forth certain information regarding indebtedness related to our joint venture properties as of December 31, 2003:

                         Joint Venture Debt                                       Balance
                            Balance at                                             Due at
                         December 31, 2003    Interest Rate    Maturity Date      Maturity
                        -------------------   -------------   ----------------   -----------
 Joint Venture Debt
 City Centre                 $12,878              8.54%         April 2010        $  11,989


     We may not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance this indebtedness either through additional mortgage financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. Our results of operations could be affected if the cost of new debt is greater or lesser than existing debt. If new financing is not available, we could be required to sell assets and our business would be adversely affected.

DEVELOPMENT ACTIVITY

     As of December 31, 2003, we have over 25 development and redevelopment projects underway or in the planning stage totaling approximately $74.7 million of asset value and requiring approximately $32.5 million to complete based on current plans and estimates. These include:

     o    The  reconfiguration  of a portion  of  Oakbrook  Square in Palm Beach
          Gardens,   Florida  to  accommodate  a  new  Homegoods  store,  a  new out-parcel and a recently opened Stein Mart store;

     o The complete redevelopment of Crossroads Square (formerly known as University Mall) in Pembroke Pines, Florida, incorporating a new Lowe's home improvement store, a new Eckerd drug store and the refurbishing of the remainder of the center;

     o The construction of a new 46,000 square foot L.A. Fitness Sports Club as part of an up to 120,000 square foot addition to our Shops at Skylake in North Miami Beach, Florida;

     o The development of a new 25,000 square foot CVS drug store-anchored center across the street from our recently completed Plaza Alegre shopping center development in Miami, Florida;

     o The redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket;

     o The development of two supermarket-anchored shopping centers, one in Homestead, Florida and the other in McDonough, Georgia, both on parcels we currently own and control;

     o The reconfiguration of the former Gerland space at Copperfield in Houston, Texas into multi-tenant space;

     o The reconfiguration of a portion of Ambassador Row Courtyards in Lafayette, Louisiana; and

     o    The redevelopment of a portion of Gulf Gate Plaza in Naples, Florida.


     All of these developments and redevelopments are scheduled for completion between early 2004 and the end of 2005.

EQUITY

     On January 23, 2002, we filed a universal shelf registration statement with the Securities and Exchange Commission, which will permit us, from time to time, to offer and sell various types of securities, including common stock, preferred stock, debt securities, depositary shares and warrants, up to a value of $250 million.

     On February 12, 2003, we completed a private placement of 6.911 million shares of our common stock. Three affiliated investors, AH Investments US LP, Silver Maple (2001), Inc. and M.G.N. (USA) Inc. purchased 1.6 million, 1.0 million, and 4.3 million shares of common stock, respectively, at $13.50 per share. The net proceeds of $93 million in cash were used to fund a portion of the cost of the acquisition of IRT. The foregoing issuances were made pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

     In May 2003, we completed the sale of 3.0 million shares of common stock at a price of $16.22 per share in an underwritten public offering. The net proceeds of $48.7 million from the offering were used for general corporate purposes, including the repayment of debt, ongoing development activities and the acquisition of additional shopping centers.

     In July 2003, we filed a second universal shelf registration statement with the Securities and Exchange Commission, which will permit us, from time to time, to offer and sell various types of securities, including common stock, preferred stock, debt securities, depositary shares and warrants, up to a value of $600 million. The registration statement provides us additional flexibility in accessing capital markets to fund future growth and for general corporate purposes. In conjunction with the $155 million balance from our prior universal shelf registration, and after taking into account our public offering in September 2003 of $52 million, we now have approximately $703.0 million of availability under our existing shelf registration statements.

     In September 2003, we completed the sale of 3.0 million shares of common stock at a price of $17.05 per share in an underwritten public offering. The net proceeds of $51.2 million from the offering were used for general corporate purposes, including the repayment of debt and ongoing development activities.

     For the year ended December 31, 2003 we issued 895,312 shares of our common stock pursuant to the exercise of stock options at prices ranging from $8.69 to $14.87 per share. We also issued 2.8 million shares of common stock at prices ranging from $12.76 to $17.11 per share pursuant to our Dividend

Reinvestment and Stock Purchase Plan. As of December 31, 2003, we have 2.1 million shares remaining for sale under our Dividend Reinvestment and Stock Purchase Plan.

FUTURE CAPITAL REQUIREMENTS

     We believe, based on currently proposed plans and assumptions relating to our operations, that our existing financial arrangements, together with cash generated from our operations, will be sufficient to satisfy our cash requirements for a period of at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate or cash flows from operations or amounts available under existing financing arrangements prove to be insufficient to fund our expansion and development efforts or to the extent we discover suitable acquisition targets the purchase price of which exceeds our existing liquidity, we would be required to seek additional sources of financing. There can be no assurance that any additional financing will be available on acceptable terms or at all, and any future equity financing could be dilutive to existing stockholders. If adequate funds are not available, our business operations could be materially adversely affected.

DISTRIBUTIONS

     We believe that we currently qualify, and intend to continue to qualify in the future, as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions to stockholders. As distributions have exceeded taxable income, no provision for federal income taxes has been made. While we intend to continue to pay dividends to our stockholders, we also will reserve such amounts of cash flow as we consider necessary for the proper maintenance and improvement of our real estate and other corporate purposes, while still maintaining our qualification as a REIT. Our cash distributions for the year ended December 31, 2003 were $70.7 million.

New Accounting Standards

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. We adopted SFAS No. 145 as of July 2002 and have reflected gains (losses) from extinguishment of debt as part of ordinary income.

     In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee's of Indebtedness of Other's (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). We adopted the disclosure requirements in 2002 and the initial recognition and measurement provisions in 2003. The adoption of FIN 45 did not have a material impact on the Company's financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirement of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosure in both annual and interim financial statements about the effect of the method used on reported results. SFAS No. 148 is effective for financial statements issued for fiscal years ending after December 15, 2002 and, as it relates to Opinion No. 28, Interim Financial Reporting, the interim periods beginning after December 15, 2002, although earlier application is encouraged. We apply the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation. We have adopted the disclosure requirements of SFAS No. 148 in our financial statements as of December 31, 2002.

     In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), an interpretation of ABR 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, variable interest entities ("VIE"), and how to determine when and which business enterprises should consolidate the VIE. In addition, FIN 46 requires both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The transitional disclosure requirements will take effect almost immediately and are required for all financial statements issued after January 31, 2003. The consolidated provisions of FIN 46 are effective immediately for variable interests in VIEs created after January 31, 2003. For variable interests in VIEs created before February 1, 2003, the provisions of FIN 46 are effective for the first interim or annual period ending after December 15, 2003. We have evaluated the effect of FIN 46 and have determined where we are primary beneficiary and have consolidated those VIE's. Where we have determined that we are not the primary beneficiary of the VIE, we report the VIE under the equity method. The adoption of FIN 46 did not require a change in the accounting treatment of any VIE's. We have not become a party to any VIE's during 2003.

     In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which clarifies the accounting and reporting for derivative instruments, including derivative instruments that are embedded in contracts. This statement is effective for contracts entered into or modified after June 30, 2003. We have adopted this pronouncement beginning July 1, 2003. The adoption of SFAS No. 149 did not have a material impact on our financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of financial instruments that possess characteristics similar to both liability and equity instruments. SFAS No. 150 also addresses the classification of certain financial instruments that include an obligation to issue equity shares. On October 29, 2003, the FASB voted to defer, for an indefinite period, the application of the guidance in FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The FASB also decided to defer the application of the aspect of certain provisions of statement 150 until it could consider some of the resulting implementation issues. We have adopted certain provisions of SFAS No. 150 which did not have a material impact on our financial position or results of operations. We are still evaluating the potential impact of the provisions of SFAS 150 that have been deferred to future periods.

     In December 2003, the FASB issued Statement No. 132 (SFAS No. 132) (revised
2003), Employers' Disclosures about Pensions and Other Postretirement Benefits. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition provisions of FASB Statements No. 87, Employers' Accounting for Pensions, No.88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The adoption of SFAS No. 132 (revised) did not have a material impact on our financial statements.

Environmental Matters

     We are subject to numerous environmental laws and regulations. The operation of dry cleaning facilities at our shopping centers is the principal environmental concern. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. We have also placed environmental insurance on specific properties with known contamination in order to mitigate our environmental risk. We believe that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.

Inflation and Recession Considerations

     Most of our leases contain provisions designed to partially mitigate the adverse impact of inflation. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. A small portion of our leases also include clauses enabling us to receive percentage rents based on a tenant's gross sales above predetermined levels, which sales generally increase as prices rise, or escalation clauses which are typically related to increases in the Consumer Price Index or similar inflation indices.

     Our financial results are affected by general economic conditions in the markets in which our properties are located. An economic recession, or other adverse changes in general or local economic conditions, could result in the inability of some of our existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants. Supermarkets, drugstores and other anchor tenants that offer day-to-day necessities rather than luxury items anchor our existing properties. These types of tenants, in our experience, generally maintain more consistent sales performance during periods of adverse economic conditions.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary market risk to which we have exposure is interest rate risk. Changes in interest rates can affect our net income and cash flows. As changes in market conditions occur, interest rates can either increase or decrease and interest expense on the variable component of our debt will move in the same direction. With respect to our mortgage and senior unsecured notes payable, changes in interest rates generally do not affect our interest expense, as these notes payable at fixed-rates for extended terms with a weighted average life of
6.5 years and 4.0 years, respectively. Because we intend to hold our existing fixed rate notes are payable either to maturity or until the sale of the associated property, there is believed to be no interest rate market risk on our operations or our working capital position. Our primary risk is from increases in long-term interest rates that may occur over a period of several years, as this may decrease the overall value of our real estate.

     We estimate the fair market value of our long term, fixed rate mortgage loans using discounted cash flow analysis based on current borrowing rates for similar types of debt. At December 31, 2003, the fair value of the fixed rate mortgage loans was estimated to be $505.1 million compared to the carrying value amount of $459.1 million, excluding the unamortized premium on notes payable. If the weighted average interest rate on our fixed rate debt were 100 basis points lower or higher than the current weighted average rate of 7.45%, the fair market value would be $483.0 million and $438.4 million, respectively.

     We estimate the fair market value of our senior unsecured fixed rate debt using discounted cash flow analysis based on current borrowing rates for similar types of debt. At December 31, 2003, the fair value of our senior unsecured fixed rate debt was estimated to be $165.7 million compared to the carrying value amount of $150.0 million, excluding unamortized premium on notes payable. If the weighted average interest rate on our fixed rate debt were 100 basis points lower or higher than the current weighted average rate of 7.55%, the fair market value would be $155.0 million and $145.0 million, respectively.

     At December 31, 2003, our variable rate debt balance consisted of $162.0 million of revolving credit facilities, of which $70.0 million has been hedged under interest rate swaps pursuant to which we pay fixed interest rates, and $92.0 million remains subject to changes in interest rates. If the weighted average interest rate on the unhedged portion of our variable rate debt were 100 basis points higher or lower, annual interest expense would increase or decrease by approximately $920,000. At December 31, 2003, the fair value of the $70 million of variable rate debt where interest costs have been fixed under interest rate hedges was estimated to be $70.1 million.

Financial Instruments - Derivatives and Hedging

     In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations or cash flows. We limit these risks by following established risk management policies and procedures, including the use of a variety of derivative financial instruments to manage or hedge interest rate risk. We do not enter into derivative instruments for speculative purposes. We require that the hedging derivative instruments be effective in reducing interest rate risk exposure. This effectiveness is essential to qualify for hedge accounting. Changes in the hedging instrument's fair value related to the effective portion of the risk being hedged are included in accumulated other comprehensive income or loss. In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs.

     Hedges that meet these hedging criteria are formally designated as cash flow hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, the change in the fair value of the derivative instrument is marked to market with the change included in net income in each period until the derivative instrument matures. Additionally, any derivative instrument used for risk management that becomes ineffective is marked to market.

     We do not anticipate non-performance by any of our counterparties. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.

     Interest rate hedges that are designated as cash flow hedges hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars and forwards are cash flow hedges. The unrealized gains or losses in the fair value of these hedges are reported on the balance sheet and included in accounts payable and accrued expenses with a corresponding adjustment to either accumulated other comprehensive income or loss, or are recognized in earnings depending on the hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains or losses are reported in accumulated other comprehensive income or loss. Over time, the unrealized gains or losses held in accumulated other comprehensive income or loss will be recognized in earnings consistent with when the hedged items are recognized in earnings.

     In conjunction with our policy to reduce interest rate risk, we have entered into interest rate swaps to hedge a portion of the variability of monthly cash outflows attributable to changes in LIBOR. Under the swaps, we receive LIBOR based payments and pay a fixed rate. A summary of the terms of the derivative instruments, as of December 31, 2003, and a reconciliation of the fair value and adjustments to accumulated other comprehensive loss (in thousands) are as follows:

    Hedge type..................................................           Cash Flow

    Description.................................................                Swap

    Range of notional amounts...................................   $10,000 - $50,000

        Total...................................................             $70,000

    Range of interest rates.....................................      1.38% - 2.3975%

    Range of maturity dates.....................................   2/12/04 - 2/12/06

     Total accumulated other comprehensive loss at  December                      -
       31, 2002.................................................

    Change in fair value for the year ended
       December 31, 2003........................................              $ (122)
                                                                  ------------------

    Total accumulated other comprehensive loss at  December
       31, 2003.................................................              $ (122)
                                                                  ==================



     The estimated fair value of our financial instruments has been determined by us, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

For purposes of the Securities and Exchange Commission's market risk disclosure requirements, we have estimated the fair value of our financial instruments at December 31, 2003. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts as of December 31, 2003, future estimates of fair value and the amounts which may be paid or realized in the future may differ significantly from amounts presented. Our revolving credit facilities are sensitive to changes in interest rates.

                        EQUITY ONE, INC. AND SUBSIDIARIES
                        ---------------------------------

                                TABLE OF CONTENTS
                                -----------------



                                                                                                                        Page
                                                                                                                        ----

Report of Independent Registered Public Accounting Firm......................................................            F-1

Consolidated Balance Sheets as of December 31, 2003 and 2002..................................................           F-2

Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001....................   F-3  -  F-4

Consolidated Statements of Comprehensive Income  for the years ended December 31, 2003, 2002 and 2001.........           F-5

Consolidated Statements of Stockholders' Equity  for the years ended December 31, 2003, 2002 and 2001.........           F-6

Consolidated Statements of Cash Flows  for the years ended December 31, 2003, 2002 and 2001...................   F-7  -  F-8

Notes to the Consolidated Financial Statements................................................................   F-9  - F-33



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Equity One, Inc.:


We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the
related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Certified Public Accountants

Miami, Florida
March 10, 2004, except for the effects of discontinued operations described in
Note 16, as to which the date is November 5, 2004.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
(In thousands, except per share amounts)

                                                                                     2003           2002
                                                                                 ------------    -----------
                                    ASSETS
PROPERTIES:
   Income producing ...........................................................   $ 1,594,579    $   682,941
   Less: accumulated depreciation .............................................       (66,406)       (40,433)
                                                                                  -----------    -----------
                                                                                    1,528,173        642,508

   Construction in progress and land held for development .....................        74,686         35,923
   Property held for sale .....................................................        14,440           --
                                                                                  -----------    -----------
      Properties, net .........................................................     1,617,299        678,431

CASH AND CASH EQUIVALENTS .....................................................           966          2,944

CASH HELD IN ESCROW ...........................................................          --            5,933

 ACCOUNTS AND OTHER RECEIVABLES, NET ..........................................        13,492          7,053

INVESTMENTS IN AND ADVANCES TO JOINT VENTURES .................................         2,861         10,021

GOODWILL ......................................................................        14,014          2,276

OTHER ASSETS ..................................................................        28,754         23,411
                                                                                  -----------    -----------
TOTAL .........................................................................   $ 1,677,386    $   730,069
                                                                                  ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

NOTES PAYABLE
   Mortgage notes payable .....................................................   $   459,103    $   332,143
   Unsecured revolving credit facilities ......................................       162,000              -
   Secured revolving credit facilities ........................................             -         23,000
   Unsecured senior notes payable .............................................       150,000              -
                                                                                  -----------    -----------
                                                                                      771,103        355,143
   Unamortized premium on notes payable .......................................        24,218              -
                                                                                  -----------    -----------
      Total notes payable .....................................................       795,321        355,143

OTHER LIABILITIES
   Accounts payable and accrued expenses ......................................        25,211         14,760
   Tenant security deposits ...................................................         7,706          4,342
   Other liabilities ..........................................................         5,924          1,724
                                                                                  -----------    -----------
      Total liabilities .......................................................       834,162        375,969
                                                                                  -----------    -----------
MINORITY INTEREST .............................................................        12,672          3,869
                                                                                  -----------    -----------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value - 10,000 shares authorized but unissued ...             -              -
   Common stock, $0.01 par value - 100,000 shares authorized, 69,353 and 34,540
      shares issued and outstanding for 2003 and 2002, respectively ...........           694            345
   Additional paid-in capital .................................................       843,678        355,450
   Retained earnings ..........................................................             -          5,969
   Accumulated other comprehensive loss .......................................          (122)           (46)
   Unamortized restricted stock compensation ..................................       (10,091)        (4,375)
   Notes receivable from issuance of common stock .............................        (3,607)        (7,112)
                                                                                  -----------    -----------
      Total stockholders' equity ..............................................       830,552        350,231
                                                                                  -----------    -----------
TOTAL .........................................................................   $ 1,677,386    $   730,069
                                                                                  ===========    ===========

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except per share amounts)

                                                                         2003         2002         2001
                                                                      ---------    ---------    ---------
RENTAL INCOME:
    Minimum rents .................................................   $ 138,418    $  68,705    $  55,594
    Expense recoveries ............................................      40,112       21,548       16,979
    Termination fees ..............................................       1,363        1,911          995
    Percentage rent payments ......................................       1,740        1,405          887
                                                                      ---------    ---------    ---------
      Total rental income .........................................     181,633       93,569       74,455
                                                                      ---------    ---------    ---------
COSTS AND EXPENSES:
   Property operating expenses ....................................      52,042       28,849       23,267
   Rental property depreciation and amortization ..................      26,621       12,562       10,355
   Litigation settlement ..........................................           -        2,067            -
   General and administrative expenses ............................      11,046        6,648        3,553
                                                                      ---------    ---------    ---------
       Total costs and expenses ...................................      89,709       50,126       37,175
                                                                      ---------    ---------    ---------
INCOME BEFORE OTHER INCOME AND EXPENSES, INCOME TAXES, DISCONTINUED
   OPERATIONS AND MINORITY INTEREST ...............................      91,924       43,443       37,280

OTHER INCOME AND EXPENSES
Investment income .................................................       1,089        1,632        1,930
Other income ......................................................         687        1,083          927
Interest expense ..................................................     (36,814)     (20,889)     (20,417)
Amortization of deferred financing fees ...........................        (992)        (759)      (1,080)
Equity in income of joint ventures ................................           -            -            -
Loss on disposal of income producing properties ...................           -            -         (609)
Gain (loss) on extinguishment of debt .............................        (513)       1,520       (1,546)
                                                                      ---------    ---------    ---------
INCOME BEFORE INCOME TAXES, DISCONTINUED OPERATIONS, AND MINORITY
   INTEREST .......................................................      55,381       26,030       16,485
                                                                      ---------    ---------    ---------
INCOME TAX BENEFIT (EXPENSE)
   Current ........................................................           -            -          593
   Deferred .......................................................           -            -          374
                                                                      ---------    ---------    ---------
     Total income tax benefit (expense) ...........................           -            -          967
                                                                      ---------    ---------    ---------
DISCONTINUED OPERATIONS:
   Income from rental properties sold or held for sale ............       5,986        4,741        2,995
   Gain on disposal of income producing properties ................       3,083        9,264            -
                                                                      ---------    ---------    ---------
     Total income from discontinued operations ....................       9,069       14,005        2,995
                                                                      ---------    ---------    ---------
INCOME BEFORE MINORITY INTEREST ...................................      64,450       40,035       20,447
MINORITY INTEREST .................................................        (803)        (101)      (1,726)
                                                                      ---------    ---------    ---------
NET INCOME ........................................................   $  63,647    $  39,934    $  18,721
                                                                      =========    =========    =========
                                                                                               (continued)

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except per share amounts)



                                             2003       2002       2001
                                           --------   --------   --------
EARNINGS PER SHARE:

BASIC EARNINGS PER SHARE
   Income from continuing operations ...   $   0.91   $   0.79   $   0.70
   Income from discontinued operations         0.15       0.43       0.13
                                           --------   --------   --------
     Total basic earnings per share ....   $   1.06   $   1.22   $   0.83
                                           ========   ========   ========
NUMBER OF SHARES USED IN COMPUTING
   BASIC EARNINGS PER SHARE ............     59,998     32,662     22,414
                                           ========   ========   ========
DILUTED EARNINGS PER SHARE
   Income from continuing operations....   $   0.90   $   0.78   $   0.70
   Income from discontinued operations         0.15       0.42       0.13
                                           --------   --------   --------
     Total diluted earnings per share...   $   1.05   $   1.20   $   0.83
                                           ========   ========   ========
NUMBER OF SHARES USED IN COMPUTING
   DILUTED EARNINGS PER SHARE ..........     61,665     33,443     23,037
                                           ========== ========   ========

                                                               (Concluded)

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except per share amounts)


                                                                           2003           2002            2001
                                                                         -----------   -----------    -----------
NET INCOME...............................................................  $  63,647     $  39,934      $  18,721

OTHER COMPREHENSIVE (LOSS) INCOME:
   Net unrealized holding gain (loss) on securities available for sale...         46           (12)           310
   Reclassified adjustment for gains included in net income..............          -             -            (33)
   Change in fair value of cash flow hedges..............................       (122)            -              -
                                                                         -----------   -----------    -----------
COMPREHENSIVE INCOME.....................................................  $  63,571     $  39,922      $  18,998
                                                                         ===========   ===========    ===========


See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except per share amounts)

                                                                                                            Notes
                                                                              Accumulate                  Receivable
                                       Addit-        Equity                     Other       Unamortize     from the      Total
                                        ional      Related to                Compre-hen     Restricted     Issuance      Stock-
                          Common       Paid-In        Step       Retained      (Loss)/    Stock Compen-   of Common     holders'
                          Stock        Capital     Acquisition    Earnings      Income        sation        Stock        Equity
                        ----------   ----------    -----------   ----------   ----------    ----------    ----------   ---------
BALANCE,
JANUARY 1, 2001.........    $  128    $ 105,368     $  82,123     $  1,709      $   (311)    $    (809)     $   (545)  $ 187,663

 Issuance of common
 stock:
   CEFUS transaction....       105      120,540       (82,123)           -             -             -             -      38,522
   UIRT transaction.....        29       31,450             -            -             -             -             -      31,479
   Alony Hetz...........        20       21,187             -            -             -             -             -      21,207
   Other issuances......         6        6,550             -            -             -        (1,027)       (5,033)        496
   Stock issuance cost           -       (1,476)            -            -             -             -             -      (1,476)
 Net income.............         -            -             -       18,721             -             -             -      18,721
 Dividends paid.........         -            -             -      (18,622)            -             -             -     (18,622)
 Net unrealized holding
   gain on securities
   available for sale...         -            -             -            -           277             -             -         277
                        ----------   ----------    ----------   ----------    ----------    ----------    ----------    --------
BALANCE,
DECEMBER 31, 2001.......       288      283,619             -        1,808           (34)       (1,836)       (5,578)    278,267

 Issuance of common
 stock..................        57       73,359             -            -             -        (2,539)       (1,534)     69,343
 Stock issuance cost....         -       (1,528)            -            -             -             -             -      (1,528)
 Net income.............         -            -             -       39,934             -             -             -      39,934
 Dividends paid.........         -            -             -      (35,773)            -             -             -     (35,773)

 Net unrealized holding
   loss on securities
   available for sale...         -            -             -            -           (12)            -             -         (12)
                        ----------   ----------    ----------   ----------    ----------    ----------    ----------    --------
BALANCE,
DECEMBER 31, 2002.......       345      355,450             -        5,969           (46)       (4,375)       (7,112)    350,231

 Issuance of common
 stock:
   IRT transaction......       175      231,562             -            -                           -             -     231,737
   Other issuances......       174      259,445             -                                   (5,716)        3,505     257,408
   Stock issuance cost           -       (1,718)            -            -                           -             -      (1,718)
  Net income............         -            -                     63,647                           -             -      63,647
  Dividends paid........         -       (1,061)                   (69,616)                          -             -     (70,677)
  Change in fair value
   of cash flow hedges..         -             -            -                       (122)                                   (122)

  Net unrealized
   holding gain on
   securities available
   for sale ............         -            -             -            -            46             -             -          46
                        ----------   ----------    ----------   ----------    ----------    ----------    ----------   ---------
BALANCE,
DECEMBER 31, 2003....       $  694    $ 843,678    $        -   $        -      $   (122)   $  (10,091)    $  (3,607)  $ 830,552
                        ==========   ==========    ==========   ==========    ==========    ==========    ==========    =========

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except per share amounts)

                                                                               2003              2002             2001
                                                                          --------------    -------------    ------------
OPERATING ACTIVITIES:
Net income............................................................        $  63,647        $  39,934        $  18,721

 Adjustments to reconcile net income to net cash provided by operating activities:..............................................
     Straight line rent adjustment....................................           (1,974)            (636)            (129)
     Provision for losses on accounts receivable......................              582              524              322
     Amortization of premium on notes payable.........................           (3,584)               -                -
     Amortization of deferred financing fees..........................            1,111              884            1,114
     Rental property depreciation and amortization....................           26,621           12,562           10,906
     Depreciation and amortization included in discontinued operations            1,386            1,248              759
     Amortization of restricted stock.................................            2,833            1,579              973
     (Gain) loss on disposal of real estate...........................           (3,083)          (9,264)             609
     Gain on securities available for sale............................               (9)             (14)               -
     Loss (gain) on debt extinguishment...............................              623           (1,520)           1,546
     Equity in income of joint ventures...............................             (500)            (549)            (494)
     Minority interest in earnings of consolidated subsidiary.........              803              101            1,726
     Deferred income tax benefit......................................                -                -             (374)
Changes in assets and liabilities:
      Accounts and other receivables..................................           (5,080)          (3,152)             840
      Other assets....................................................           (2,969)             173              146
      Accounts payable and accrued expenses...........................           (5,378)           2,548           (8,362)
      Tenants' security deposits......................................            1,038              252              206
      Other liabilities...............................................            2,195              943             (295)
                                                                         --------------    -------------    -------------
Net cash provided by operating activities.............................           78,262           45,613           28,214
                                                                         --------------    -------------    -------------
INVESTING ACTIVITIES:
   Additions to and purchase of rental property.......................         (185,693)         (79,457)         (37,409)
   Proceeds from disposal of rental property..........................           25,013           27,195           22,276
   Decrease (increase) in cash held in escrow.........................           12,897           (4,218)            (402)
   Proceeds from sales of joint venture interest......................            6,714                -            6,630
   Distributions received from joint ventures.........................              940              871              287
   Increase in deferred leasing expenses..............................           (4,455)          (1,660)            (378)
   Proceeds from repayments of notes receivable.......................            5,074            5,068            2,643
   Proceeds from sale of securities...................................              976              762                -
   Due to (from) affiliates...........................................                -                -              212
   Cash used in the purchase of IRT...................................         (189,382)               -                -
   Cash used in the purchase of UIRT..................................                -                -          (36,294)
   Cash acquired in acquisitions......................................             1,756               -                -
                                                                         --------------    -------------    -------------
Net cash used in investing activities.................................         (326,160)         (51,439)         (42,435)
                                                                         --------------    -------------    -------------
FINANCING ACTIVITIES:
   Repayments of mortgage notes payable...............................          (63,586)         (43,156)         (66,210)
   Borrowings under mortgage notes payable............................                -           25,850           64,884
   Decrease in restricted cash........................................                -                -            4,273
   Net borrowings (repayments) under revolving credit facilities......          131,000           (4,409)           9,210
   Increase in deferred financing expenses............................             (888)          (1,058)            (540)
   Proceeds from stock subscription and issuance of common stock......          249,205           67,982           21,366
   Stock issuance costs...............................................           (1,718)          (1,471)          (1,476)
   Repayment of notes receivable from issuance of common stock........            3,505                -                -
   Cash dividends paid to stockholders................................          (70,677)         (35,773)         (18,622)
   Distributions to minority interest.................................             (921)            (101)            (105)
                                                                         --------------    -------------    -------------
Net cash provided by financing activities.............................          245,920            7,864           12,780
                                                                         --------------    -------------    -------------
                                                                                                               (continued)

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except per share amounts)

                                                                              2003             2002             2001
                                                                         --------------    -------------    -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................       $   (1,978)       $   2,038        $  (1,441)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........................            2,944              906            2,347
                                                                         --------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR................................       $      966        $   2,944        $     906
                                                                         ==============    =============    =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest, net of amount capitalized...................       $   35,264        $  22,772        $  20,457
                                                                         ==============    =============    =============
 SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Change in unrealized holding gain (loss) on securities available for
   sale...............................................................       $       46        $     (12)       $     277
                                                                         ==============    =============    =============
Change in fair value of cash flow hedges..............................       $      122
                                                                         ==============
Conversion of partnership operating units.............................       $    2,880
                                                                         ==============    =============    =============
Issuance of restricted stock..........................................       $    7,534        $   3,900        $   1,525
                                                                         ==============    =============    =============
Common stock issued for notes receivable..............................                         $   1,534        $   5,033
                                                                                           =============    =============
Note receivable from sale of property.................................                         $   3,900
                                                                                           =============
 The Company acquired all of the outstanding common stock of IRT for
  $763,047, including transaction costs:
   Fair value of assets acquired, including goodwill..................       $  763,047
   Assumption of liabilities, unsecured senior notes and mortgage
     notes payable....................................................         (319,598)
   Fair value adjustment of unsecured senior notes and mortgage notes
     payable..........................................................          (22,330)
   Common stock issued................................................         (231,737)
                                                                         --------------
   Cash paid for IRT acquisition, including transaction costs.........       $  189,382
                                                                         ==============

The Company acquired and assumed the mortgage on the acquisition of a rental property:
   Fair value of rental property......................................       $  101,692        $   9,300
   Assumption of mortgage notes payable...............................          (54,369)          (6,097)
   Fair value adjustment of mortgage notes payable....................           (6,029)               -
                                                                         --------------    -------------
   Cash paid for rental property......................................       $   41,294        $   3,203
                                                                         ==============    =============

Sale of joint venture interest in settlement of notes receivable......                                          $   1,438
                                                                                                            =============
Issuance of CEFUS common stock in settlement of                                                                 $   3,345
  affiliated debt.....................................................
                                                                                                            =============
Purchase of minority interest in CEFUS................................                                          $  40,893
                                                                                                            =============
The Company acquired all the outstanding capital stock of UIRT for
  $67,773, including transaction costs:
   Fair value of assets acquired......................................                                          $ 147,640
   Liabilities assumed................................................                                            (79,867)
   Common stock issued................................................                                            (31,479)
                                                                                                            -------------
   Cash paid for acquisition, including transaction costs.............                                          $  36,294
                                                                                                            =============

See accompanying notes to the consolidated financial statements.                                               (Concluded)



EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
(In thousands, except per share amounts)


1. Organization and Basis of Presentation
   --------------------------------------

     Organization

     Equity One, Inc. operates as a self-managed real estate investment trust ("REIT") that principally acquires, renovates, develops and manages community and neighborhood shopping centers located predominately in high growth markets in the southern United States. These shopping centers are primarily anchored by supermarkets or other necessity-oriented retailers such as drugstores or discount retail stores.

     Basis of Presentation

     The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those partnerships where the Company has financial and operating control. Equity One, Inc. and subsidiaries are hereinafter referred to as "the consolidated companies "or "the Company." The Company has a 50% investment in two joint ventures of which the Company is not the primary beneficiary and, accordingly, uses the equity method of accounting for these joint ventures.

     All significant intercompany transactions and balances have been eliminated in consolidation.

     Portfolio

     As of December 31, 2003, the Company owned a total of 185 properties, encompassing 123 supermarket-anchored shopping centers, 11 drug store-anchored shopping centers, 44 other retail-anchored shopping centers, one self-storage facility, one industrial property and five retail developments, as well as non-controlling interests in two unconsolidated joint ventures which own and operate commercial real estate properties.

     IRT Merger

     On February 12,  2003,  the Company  completed a statutory  merger with IRT
Property Company ("IRT"). The Company entered into the merger to acquire 93 properties comprising an aggregate of approximately 10,041,000 square feet of gross leasable area and create one of the largest shopping center REITs primarily focusing on the southeastern United States. The merger provided the Company with a unique business opportunity to increase its portfolio of properties and enhance its core portfolio by broadening its concentration in existing markets and expanding into new markets. This provided the Company with a more stable earnings stream as a majority of the properties are in high-growth areas of the southeastern United States. The Company's Board believes that the increase in the size of the Company's portfolio strengthens its position as a leading shopping center REIT and provides synergies because of the Company's experience, geographic locations, greater market capitalization, opportunity for further growth and liquidity. These factors contributed to a purchase price that resulted in $11,738 of goodwill. The acquisition of IRT was accounted for using the purchase method and the results of IRT are included in the Company's financial statements since the date of its acquisition. The aggregate purchase price for the acquisition was $763,047 (including transaction costs and assumed debt), consisting of the payment of $189,382 in cash, the issuance of 17,490 shares of the Company's common stock valued at $231,737 and the assumption of $341,928 of outstanding debt, premium on notes payable, and other liabilities. The value of the Company's common stock was determined based on the average market price over the 3-day period before and after the terms of the acquisition were agreed to and announced. There were no contingent payments, options, or commitments specified in the agreement.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

                                                                   As of
                                                             February 12, 2003
                                                            ------------------
 Properties .............................................            $ 738,209
 Cash and cash equivalents...............................                1,756
 Cash held in escrow ....................................                6,964
 Accounts receivable ....................................                3,401
 Goodwill ...............................................               11,738
 Other assets ..........................................                   979
                                                            ------------------
     Total assets acquired ..............................              763,047
                                                            ------------------
 Mortgage notes payable .................................              135,352
 Premium on mortgage notes ..............................                7,223
 Unsecured senior notes payable .........................              150,000
 Premium on unsecured senior notes payable..............                15,107
 Other liabilities.......................................               34,246
                                                            ------------------
    Total liabilities assumed ..........................               341,928
                                                            ------------------
    Net assets acquired ................................           $   421,119
                                                            ==================

     The Company has determined that the amounts assigned to other intangible assets acquired are not significant in relation to the total cost of the acquisition.

     The following unaudited supplemental pro forma information is presented to reflect the effects of the IRT acquisition and related transactions, and the impact on the Company's results, as if the transactions had occurred on January 1, 2002. The pro forma information includes the acquisition of IRT, the issuance of common stock related to the IRT transaction, the private placement of common stock and the borrowing under the revolving credit facility. The pro forma financial information is presented for informational purposes only and may not be indicative of what the actual results of operations would have been had the acquisition occurred as indicated, nor does it purport to represent the results of the operations for future periods:

                                                        2003           2002
                                                    -----------   ------------
  Pro forma rental income.....................        $ 200,461     $ 189,442
                                                    ===========   ============
  Pro forma income before discontinued
    operations................................        $  60,113     $  54,656
                                                    ===========   ============
  Pro forma net income........................        $  60,007      $ 73,305
                                                    ===========   ============
  Pro forma earnings per share:
    Basic earnings per share:
      Income before discontinued operations...        $    0.96      $   0.96
      Income from discontinued operations.....             0.09          0.33
                                                    -----------   ------------
        Total basic earnings per share........        $    1.05      $   1.29
                                                    ===========   ============
  Diluted earnings per share:
      Income before discontinued operations...        $    0.94      $   0.95
      Income from discontinued operations.....             0.09          0.32
                                                    -----------   ------------
        Total diluted earnings per share......        $    1.03      $   1.27
                                                    ===========   ============
     Other Mergers

     On September 20, 2001, the Company completed the acquisition of Centrefund Realty (U.S.) Corporation ("CEFUS") from First Capital Realty Inc. ("FCR"), formerly known as Centrefund Realty Corporation, for approximately $281,000 (including assumed debt). As provided for in the stock exchange agreement, the Company issued 10,500 shares of its common stock to subsidiaries of FCR and assumed approximately $149,021 of CEFUS's outstanding debt. The acquisition of CEFUS was partially accounted for on a "push-down" basis and partially in a manner similar to a pooling of interests, due to the acquisition by Gazit Globe
(1982) Ltd., the Company's majority shareholder, of a 68.07% controlling interest in FCR on August 18, 2000.

     To reflect the events of August 18, 2000, the Company recorded equity related to step acquisition in the consolidated financial statements equivalent to 68.07% of the value of the consideration paid to subsidiaries of FCR (the "Equity Related to Step Acquisition"). In addition, the Company recorded a minority interest equivalent to 31.93% of the value of the net assets acquired on August 18, 2000 (the "31.93% Minority Interest"), which was eliminated on September 20, 2001 when the acquisition of CEFUS was completed.

     The results for the year ended December 31, 2001 were adjusted to incorporate the results of CEFUS for the period January 1, 2001 to September 19, 2001. Through September 19, 2001, CEFUS operated under the control of FCR as a subchapter C-corporation under the Internal Revenue Code (the "Code") and recorded current and deferred income taxes in connection with its operations. Effective September 20, 2001, the Company no longer recorded any provision for income taxes consistent with the acquisition of 100% of CEFUS, and the Company's intent to operate CEFUS as a qualified REIT subsidiary. In addition, with the September 20, 2001 acquisition of 100% of CEFUS, the Company has eliminated the Equity Related to Step Acquisition, the 31.93% Minority Interest and the deferred income tax assets, and has recorded in their place the issuance of 10,500 shares of the Company's common stock.

     On September 21, 2001, the Company completed the acquisition of United Investors Realty Trust ("UIRT"), a Texas-based REIT, for $147,640 (including assumed debt). As a result of the transaction with UIRT, the Company issued 2,896 shares of its common stock, paid $36,294 in cash consideration to former UIRT shareholders and for transaction costs, and assumed approximately $79,867 of UIRT's outstanding debt. The acquisition of UIRT was accounted for using the purchase method and the results of UIRT are included in the Company's consolidated financial statements from the date of acquisition.

2. Summary of Significant Accounting Policies
   ------------------------------------------

     Properties

     Income producing property is stated at cost and includes all costs related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and it is probable that the Company is able to proceed with the project. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of assets, are capitalized.

     The Company is actively pursuing acquisition opportunities and will not be successful in all cases; costs incurred related to these acquisition opportunities are expensed when it is probable that the Company will not be successful in the acquisition.

     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

         Land improvements              40 years
         Buildings                      30-40 years
         Building improvements          5-40 years
         Tenant improvements            Over the term of the related lease
         Equipment                      5-7 years

      Business Combinations

     The Company allocates the purchase price of acquired companies and properties to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. Fair value is defined as the amount at which that asset could be bought or sold in a current transaction between willing parties (other than in a forced or liquidation sale). In order to allocate the purchase price of acquired companies and properties to the tangible and intangible assets acquired, the Company identifies and estimates the fair value of the land, buildings, and improvements, review the leases to determine the existence of, and estimates fair value of, any contractual or other legal rights and investigates the existence of, and estimates fair value of, any other identifiable intangible assets. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets.

     The cost approach is used as the primary method to estimate the fair value of the buildings, improvements and other assets. The cost approach is based upon the current costs to develop the particular asset in that geographic location, less an allowance for physical and functional depreciation. The market value approach is used as the primary method to estimate the fair value of the land. The determination of the fair value of contractual intangibles is based on the costs to originate a lease including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of a property. In-place lease values are based on management's evaluation of the specific characteristics of each lease and the Company's overall relationship with each tenant. Among the factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the tenant's credit quality, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, under specific market conditions. Above-market, below-market and in-place lease values are determined based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management's estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The value of contractual intangibles is amortized over the remaining term of each lease. Other than discussed above, the Company has determined that its real estate properties do not have any other significant identifiable intangible assets.

     Critical estimates in valuing certain of the intangible assets and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods, and the tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company's portfolio, and discount rates used in these calculations. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals that may be obtained in connection with the acquisition or financing of the respective property or other market data. Management also considers information obtained in its pre-acquisition due diligence and marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

     Construction in progress and land held for development

     Land held for development is stated at cost. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and it is probable that the Company is able to proceed with the project. Properties undergoing significant renovations and improvements are considered under development. The Company estimates the cost of a property undergoing renovations as a basis for determining eligible costs. Interest, real estate taxes and other costs directly related to the properties and projects under development are capitalized until the property is ready for its intended use. Similar costs related to properties not under development are expensed as incurred. In addition, the Company writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.

     Total interest expense capitalized to construction in progress and land held for development was $3,822, $2,375 and $2,102 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Long-lived assets

     Long-lived assets, such as property, land held for development, and certain identifiable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that it is probable that the sum of expected undiscounted cash flows of the related operations are less than historical net cost basis. These factors, along with plans with respect to the operations, are considered in assessing the recoverability of long-lived assets. If the Company determines that the carrying amount is impaired, the long-lived assets are written down to their fair value with a corresponding charge to earnings. During the periods presented, no such impairment was incurred.

     Cash and cash equivalents

     The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents.

     Cash held in escrow

     Escrowed cash consists of cash being held in anticipation of the execution of tax-free exchanges under Section 1031 of the Internal Revenue Code.

     Accounts Receivable

     Accounts receivable include amounts billed to tenants and accrued expense recoveries due from tenants. Management evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect amounts estimated to be uncollectible. The allowance for doubtful accounts was $1,201 and $619 at December 31, 2003 and 2002, respectively.

     Deferred expenses

     Deferred expenses consist of loan origination fees and leasing costs. Loan and other fees directly related to rental property financing with third parties are amortized over the term of the loan which approximates the effective interest method. Direct salaries, third party fees and other costs incurred by the Company to originate a lease are capitalized and are being amortized using the straight-line method over the term of the related leases.

     Goodwill

     Goodwill has been recorded to reflect the excess of cost over the fair value of net assets acquired in various acquisitions. The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 142 on January 1, 2002 and no longer amortizes goodwill.

     The Company is required to perform annual impairment tests of its goodwill and intangible assets, or more frequently in certain circumstances. The Company has elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of a reporting unit's "implied fair value" of goodwill requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the "implied fair value" of goodwill, which is compared to its corresponding carrying value.

     The key assumptions management employs to determine the fair value of the Company's reporting units (each property is considered a reporting unit) included (a) net operating income; (b) cash flows; and (c) an estimation of the fair value of each reporting unit, which was based on the Company's experience in evaluating acquisitions and market conditions. A variance in the net operating income or discount rate could have a significant impact on the amount of any goodwill impairment charge recorded.

     Management cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill that totaled $14,014 million at December 31, 2003. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company's tenant base, or a material negative change in its relationships with significant tenants.

     Deposits

     Deposits are composed of funds held by various institutions for future payments of property taxes, insurance and improvements, utility and other service deposits.

     Minority interest

     On January 1, 1999, Equity One (Walden Woods) Inc., a wholly-owned subsidiary, entered into a limited partnership as a general partner. An income producing shopping center ("Walden Woods Village") was contributed by its owners (the "Minority Partners"), and the Company contributed 93.656 shares of common stock (the "Walden Woods Shares") to the limited partnership at an agreed-upon price of $10.30 per share. Based on this per share price and the net value of property contributed by the Minority Partners, each of the partners received
93.656 limited partnership units. The Company has entered into a Redemption Agreement with the Minority Partners whereby the Minority Partners can request that the Company purchase either their limited partnership units or any shares of common stock which they received in exchange for their partnership units at a price of $10.30 per unit or per share no earlier than two years nor later than fifteen years after the exchange date of January 1, 1999. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company's financial data. In addition, under the terms of the limited partnership agreement, the Minority Partners do not have an interest in the Walden Woods Shares except to the extent of dividends. Accordingly, a preference in earnings has been allocated to the Minority Partners to the extent of the dividends declared. The Walden Woods Shares are not considered outstanding in the consolidated financial statements and are excluded from the share count in the calculation of primary earnings per share.

     On December 5, 2000, a wholly owned subsidiary of the Company, Equity One (North Port) Inc., entered into a limited partnership (the "Shoppes of North Port, Ltd.") as a general partner. An income producing shopping center was contributed by its owners (the "North Port Minority Partners") and the Company contributed an income producing property to a limited liability company wholly owned by the Shoppes of North Port, Ltd. Both the North Port Minority Partners and the general partner were issued 261.850 operating partnership units ("OPUs") based on the net value of the properties contributed. The North Port Minority Partners had the right to redeem their OPUs for the Company's common stock on a one-for-one basis or for cash at an agreed upon price of $11.00 per share no earlier than December 10, 2001, nor later than three and one half years thereafter. The North Port Minority Partners received a preferred quarterly distribution equal to a 9% annual return on their initial capital contribution through December 31, 2002. On January 1, 2003, the preferred distribution was reduced to a 3% annual return on their initial capital contribution. This amount is reflected as interest expense in the consolidated financial statements. During July 2003, North Port Minority Partners redeemed their OPUs in exchange for 261.850 shares of the Company's common stock.

     The Company is the general partner of IRT Partners L.P. ("LP") and maintains an indirect partnership interest through its wholly-owned subsidiary, IRT Management Company. LP was formed in order to enhance the acquisition opportunities of the Company through a downREIT structure. This structure offers potential sellers of properties the ability to make a tax-deferred sale of their real estate properties in exchange for limited partnership units ("OP Units") of LP. As of December 31, 2003, there were 734.266 OP Units outstanding held by partners not affiliated with the Company. LP is obligated to redeem each OP Unit held by a person other than the Company, at the request of the holder, for cash equal to the fair market value of a share of the Company's common stock at the time of such redemption, provided that the Company may elect to acquire any such OP Unit presented for redemption for one share of common stock. Such limited partnership interest of 5.59% of LP are held by persons unaffiliated with the Company and are reflected as a minority interest in the consolidated subsidiaries in the accompanying consolidated balance sheets.

     The Company also records a minority interest for the limited partners' share of equity in two separate general partnerships which it controls and is the primary beneficiary. The two partnerships in which the Company has a partnership interest are Venice Plaza (75% interest) and North Village Center (49% interest). The minority interest has been presented in the accompanying consolidated balance sheet.

     Notes receivable from issuance of common stock

     As a result of certain provisions of the Sarbanes-Oxley Act of 2002, the Company is generally prohibited from making loans to directors and executive officers. Prior to the adoption of the Sarbanes-Oxley Act of 2002, the Company had loaned $7,112 to various executives in connection with their exercise of options to purchase shares of the Company's common stock of which $3,505 has been repaid during 2003. The notes bear interest at a rate of 5%. Interest only is payable quarterly and the principal is due between 2006 and 2009. In accordance with the provisions of the Sarbanes-Oxley Act of 2002, there have been no material modifications to any of the terms of the loans granted to our executives.

     Revenue Recognition

     Rental income comprises minimum rents, expense reimbursements, termination fees and percentage rent payments. Minimum rents are recognized over the lease term on a straight-line basis as it becomes receivable according to the provisions of the lease. Expense reimbursements are recognized in the period that the applicable costs are incurred. The Company accounts for these leases as operating leases as the Company has retained substantially all risks and benefits of property ownership. Percentage rent is recognized when the tenant's reported sales have reached certain levels specified in the respective lease.

     The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants' payment history and current credit quality.

     Earnings Per Share

     Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur from shares issuable under stock-based compensation plans, which would include the exercise of stock options, and the conversion of the minority interests in the Operating Partnerships.

     Management fees

     Management   fees  consist  of  fees  earned  in  connection  with  certain third-party leasing activities and other third-party management activities. Management fees are recognized when earned.

     Income taxes

     The Company elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code, commencing with its taxable year ended December 31, 1995. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its REIT taxable income to its stockholders. Also, at least 90% of the Company's gross income in any year must be derived from qualifying sources. The difference between net income available to common shareholders for financial reporting purposes and taxable income before dividend deductions relates primarily to temporary differences, principally real estate depreciation and amortization. It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income of the Company's consolidated subchapter C-Corporation ("C-Corporation") taxable REIT subsidiary ("TRS"), is subject to federal and state income taxes.

     CEFUS, was taxed as a C-Corporation and accordingly recorded current and deferred income taxes through September 19, 2001. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These taxes are reflected in the accompanying consolidated financial statements as current and deferred components of the income tax benefit/expense. In addition, certain corporate tax attributes carried over to the Company as a result of this transaction (for example, net operating losses, alternative minimum tax credit carry-forwards, etc.). Net operating losses available to the Company are estimated to be approximately $11,973, but their utilization is limited subject to the provisions of the Code Sections 381 and 382.

     As a result of the acquisition of CEFUS, Code Section 1374 imposes a tax on the net built-in gain of C-Corporation (i.e. CEFUS) assets that become assets of a REIT (i.e. the Company) in a carryover-basis transaction. The estimated net built-in gain at the date of acquisition is approximately $38,390. In lieu of the tax imposed on the transferor C-Corporation (i.e. CEFUS), the Company is subject to a Ten-Year Rule, which defers and eliminates recognition of the built-in gain tax liability if the assets subject to the tax are not disposed of within ten years from the date of the acquisition. In addition to the Ten-Year Rule, the Company has the ability to utilize like-kind exchanges, carry-over C-Corporation tax attributes, and other tax planning strategies to mitigate the potential recognition of built-in gain tax.

     Segment information

     The Company's properties are community and neighborhood shopping centers located predominately in high growth markets in the southern United States. Each of the Company's centers are separate operating segments which have been aggregated and reported as one reportable segment because they have characteristics so similar that they are expected to have essentially the same future prospects. The economic characteristics include similar returns, occupancy and tenants and each is located near a metropolitan area with similar economic demographics and site characteristics.

     Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New accounting pronouncements

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. The Company adopted SFAS No. 145 as of July 2002 and has reflected gains (losses) from extinguishment of debt as part of ordinary income.

     In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee's of Indebtedness of Other's (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). We adopted the disclosure requirements in 2002 and the initial recognition and measurement provisions in 2003. The adoption of FIN 45 did not have a material impact on the Company's financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirement of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosure in both annual and interim financial statements about the effect of the method used on reported results. SFAS No. 148 is effective for financial statements issued for fiscal years ending after December 15, 2002 and, as it relates to Opinion No. 28, Interim Financial Reporting, the interim periods beginning after December 15, 2002, although earlier application is encouraged. The Company applies the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation. Accordingly, no compensation expense has been recognized for options granted under the Company's compensation plan as no grants were made at less than market value. The Company has adopted the disclosure requirements of SFAS No. 148 in its financial statements as of December 31, 2002.

     Had compensation expense been determined based upon the fair value at the grant date for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share on a pro forma basis would have been:

                                                                      Years Ended December 31,
                                                                 ---------------------------------------
                                                                     2003          2002         2001
                                                                 ----------    ----------   -----------
Net Income                     As reported                         $ 63,647      $ 39,934      $ 18,721

                               Stock based employee
                                 compensation expense
                                 included in reported net
                                 income........................           -             -             -

                               Total stock based employee
                                 compensation expense
                                 determined under fair value
                                 based method for all awards...         896           743           238
                                                                 ----------    ----------    ----------
                              Pro forma........................    $ 62,751      $ 39,191      $ 18,483
                                                                 ==========    ==========    ==========

Basic earnings per share      As reported......................    $   1.06      $   1.22      $   0.83
                                                                 ==========    ==========    ==========
                              Pro forma........................    $   1.05      $   1.20      $   0.82
                                                                 ==========    ==========    ==========
Diluted earnings per share    As reported......................    $   1.05      $   1.20      $   0.83
                                                                 ==========    ==========    ==========
                              Pro forma........................    $   1.03      $   1.18      $   0.82
                                                                 ==========    ==========    ==========

     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions for the years ended December 31, 2003, 2002 and 2001:

                                        2003          2002           2001
                                   --------------   ----------   ------------

 Dividend Yield..................   6.5% - 7.0%        7.9%         7.5%
 Risk-free interest rate.........   1.2% - 4.27%       4.3%      4.3% - 5.1%
 Expected option life (years)....       1-10            10            7
 Expected volatility.............   16.5% - 25%         24%           25%


     In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, variable interest entities ("VIE"), and how to determine when and which business enterprises should consolidate the VIE. In addition, FIN 46 requires both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The consolidation provisions of FIN 46 are effective immediately for variable interests in VIEs created after January 31, 2003. For variable interests in VIEs created before February 1, 2003, the provisions of FIN 46 are effective for the first interim or annual period ending after December 15, 2003. The Company has evaluated the effect of FIN 46 and has determined where it is the primary beneficiary and has consolidated those VIE's. Where the Company has determined it is not the primary beneficiary of the VIE, it reports the VIE under the equity method. The adoption of FIN 46 did not require a change in the accounting treatment of any VIE's. The Company has not become a party to any VIE's during 2003.

     In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which clarifies the accounting and reporting for derivative instruments, including derivative instruments that are embedded in contracts. This statement is effective for contracts entered into or modified after June 30, 2003. The Company adopted this pronouncement beginning July 1, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of financial instruments that possess characteristics similar to both liability and equity instruments. SFAS No. 150 also addresses the classification of certain financial instruments that include an obligation to issue equity shares. On October 29, 2003, the FASB voted to defer, for an indefinite period, the application of the guidance in SFAS No. 150. The FASB decided to defer the application of certain aspects of Statement 150 until it could consider some of the resulting implementation issues. The Company has adopted certain provisions of SFAS No. 150 which did not have a material impact on the Company's financial condition or results of operations. The Company is still evaluating the potential effect of the provisions of SFAS No. 150 that have been deferred to future periods.

     In December 2003, the FASB issued Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition provisions of FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The adoption of SFAS No. 132 (revised) did not have a material impact on the Company's financial statements.

     Fair value of financial instruments

     The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:

     Cash and Cash Equivalents and Accounts and Other Receivables.  The carrying
amounts  reported  in  the  balance  sheets  for  these  financial   instruments
approximate fair value because of their short maturities.

     Notes Receivable. The fair value is estimated by using the current interest rates at which similar loans would be made. The carrying amounts reported in the balance sheets approximate fair value.

     Mortgage Notes Payable. The fair value estimated at December 31, 2003 and 2002 was $505,148 and $373,166, respectively, calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans and remaining terms.

     Unsecured Revolving Credit Facilities. The fair value is estimated by using the current rates at which similar loans would be made and remaining terms. The carrying amounts reported in the balance sheets approximate fair value.

     Unsecured Senior Notes Payable. The fair value estimated at December 31, 2003 was $165,700, calculated based on the net present value of payments over the term of the loan using estimated market rate for similar notes and remaining terms.

     Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year financial presentation.

3. Properties
   ----------

    Composition in the consolidated balance sheets:                             December 31,
                                                                        ---------------------------
                                                                             2003          2002
                                                                        ------------   ------------
         Land and land improvements..................................     $  654,654      $ 178,066
         Building and building improvements..........................        924,097        495,301
         Tenant improvements.........................................         15,828          9,574
                                                                        ------------   ------------
         Total income producing property.............................      1,594,579        682,941
    Less: accumulated depreciation...................................        (66,406)       (40,433)
                                                                        ------------   ------------
         Total rental property.......................................      1,528,173        642,508
    Construction in progress and land held for development...........         74,686         35,923
    Property held for sale...........................................         14,440              -
                                                                        ------------   ------------
       Properties, net...............................................     $1,617,299      $ 678,431
                                                                        ============   ============

     Acquisitions

     The following table reflects properties acquired (excluding the properties acquired in the IRT merger - see Note 1) since January 1, 2003:

                                                         Date        SquareFeet/    Purchase
           Property                 Location           Purchased        Acres         Price
 ------------------------   ----------------------   ------------   -------------  ----------
 Westridge                  Henry County, GA          February       13.5 acres      $  1,688
 HEB - Spring Shadow        Houston, TX               April              62,661         3,500
 Sheridan Plaza             Hollywood, FL             July              451,294        75,325
 Butler Creek               Acworth, GA               July               95,597        12,100
 Bandera Outparcel          San Antonio, TX           July                6,000           533
 Presidential               Snellville, GA            August            374,112        47,238
 Hunters Creek              Orlando, FL               September          68,032         7,446
 Bridgemill                 Canton, GA                November           78,654        14,070
 Hamilton Ridge             Buford, GA                December           89,496        13,650
 Belfair Towne Village      Bluffton, SC              December          125,389        19,861
 Publix at Middle Beach     Panama City Beach, FL     December           69,277         7,637
 Publix at Woodruff         Greenville, SC            December           68,055         7,985
                                                                                   ----------
                                                                                    $ 211,033
                                                                                   ==========

     No equity interests were issued or issuable in connection with the above purchases and no contingent payments, options or commitments are specific in the agreements. No goodwill was recorded in conjunction with the above acquisitions. The Company has determined that the amounts assigned to intangible assets acquired are not significant in relation to the total cost of the acquisition.

4. Accounts and Other Receivables
   ------------------------------

       Composition in the consolidated balance sheets:                  December 31,
                                                                ----------------------------
                                                                    2003             2002
                                                                ------------     -----------
       Tenants............................................           $13,921         $ 6,568
       Other..............................................               772           1,104
       Allowance for doubtful accounts....................            (1,201)           (619)
                                                                ------------     -----------
          Total accounts and other receivables............          $ 13,492         $ 7,053
                                                                ============     ===========

5. Investments in Joint Ventures
   -----------------------------

     A summary of the Company's investments in joint ventures at December 31, 2003 and 2002 is as follows (all investments in unconsolidated entities are accounted for under the equity method):

                                                                   December 31,   December 31,
        Entity                   Location             Ownership       2003           2002
-------------------------    -----------------------  ---------   ------------   ------------
PG Partners                  Palm Beach Gardens, FL    50.0%          $ 2,633       $  2,823
Parcel F, LLC                Palm Beach Gardens, FL     50.0%             228            228
Oaksquare JV*                Gainesville, FL              -                 -          1,243
CDG (Park Place) LLC**       Plano, TX                    -                 -          5,727
                                                                  ------------   ------------

  Investments in joint ventures                                       $ 2,861       $ 10,021
                                                                  ============   ============

 * The Company sold its interest in this joint venture during 2003. ** The property held by this joint venture was sold during 2003.

     A summary of the unaudited balance sheets for the joint ventures being reported on the equity method of accounting is as follows:

                                                   As of           As of
                                                December 31,    December 31,
     Condensed Balance Sheet                        2003            2002
    ---------------------------------------     -----------     -----------

    Assets:
        Rental properties, net.............       $  16,688       $  47,309
        Cash and cash equivalents..........               -             690
        Other assets.......................             457           1,170
                                                -----------     -----------
        Total assets.......................       $  17,145       $  49,169
                                                -----------     -----------
    Liabilities and Ventures' Equity:
        Mortgage notes.....................       $  12,878       $  44,625
        Other liabilities..................              90             651
        Ventures' equity...................           4,177           3,893
                                                -----------     -----------
        Total .............................       $  17,145       $  49,169
                                                ===========     ===========

     The Company's investments in joint ventures, as reported on its consolidated balance sheets, differ from its proportionate share of the joint ventures' underlying net assets due to basis differentials. This basis differential of approximately $1,000 and $5,000 as of December 31, 2003 and 2002, respectively, is being depreciated over the useful lives of the related assets.

     A summary of the unaudited statements of operations for the joint ventures being reported on the equity method of accounting is as follows:

                                                                       Year Ended December 31,
                                                           --------------------------------------------
      Condensed Statements of Operations                       2003            2002            2001
      ---------------------------------------------------  ------------    ------------    ------------
      Revenues:
          Rental revenues................................      $  5,313        $  7,176        $  6,376
          Other revenues.................................             8              12             125
                                                           ------------    ------------    ------------
            Total revenues...............................         5,321           7,188           6,501
                                                           ------------    ------------    ------------
      Expenses:
          Operating expenses.............................         1,228           1,742           1,399
          Interest expense...............................         2,058           2,932           3,285
          Depreciation...................................           905           1,291             579
          Other expense..................................           130             125             250
                                                           ------------    ------------    ------------
            Total expense................................         4,321           6,090           5,513
                                                           ------------    ------------    ------------
      Net income.........................................      $  1,000        $  1,098        $    988
                                                           ============    ============    ============
      The Company's equity in income (loss) of joint
         ventures reported in............................      $    500        $    549        $    494
                                                           ============    ============    ============
            Continuing operations........................      $      -        $      -        $      -
                                                           ============    ============    ============
            Discontinued operations......................      $    500        $    549        $    494
                                                           ============    ============    ============

     Significant accounting policies used by the unconsolidated joint ventures are similar to those used by the Company.

6. Other Assets
   ------------s

     Composition in the consolidated balance sheets:
                                                                                         December 31,
                                                                                -----------------------------
                                                                                     2003             2002
                                                                                -------------     -----------
      Notes Receivable, bearing interest at 8.0% through 10.0% per annum,
       maturing from February 2004 through November 2010.....................         $ 3,050         $ 5,827
     Deposits and escrow impounds............................................          10,885           6,916
     Deferred expenses.......................................................           8,681           5,263
     Furniture and equipment, net............................................           2,974           1,138
     Prepaid and other assets................................................           3,164           4,267
                                                                                -------------     -----------
          Total other assets.................................................        $ 28,754        $ 23,411
                                                                                =============     ===========


7. Notes Payable
   -------------

      Composition in the consolidated balance sheets:                                       December 31,
                                                                                    -----------------------------
                                                                                       2003            2002
                                                                                    ------------   --------------
      Fixed rate mortgage loans
      Various mortgage notes payable secured by rental properties, bearing interest at 5.07% to 9.25% per annum, maturing from February 2005
         through November 2024...................................................     $ 459,103        $ 307,508
      Variable rate mortgage loans
      Mortgage notes payable secured by rental properties.  This mortgage was
         retired during 2003.....................................................             -           24,635
                                                                                    ------------   --------------
      Total mortgage notes payable...............................................       459,103          332,143
                                                                                    ------------   --------------



      Composition in the consolidated balance sheets:                                       December 31,
                                                                                    -----------------------------
                                                                                       2003            2002
                                                                                    ------------   --------------
      Revolving credit facilities
      Unsecured line of credit of $340,000, with a bank group, bearing interest
         at LIBOR plus 0.65% to 1.35%, maturing February 2006....................       162,000                -
       Unsecured line of credit of $5,000, with a bank, bearing interest at LIBOR
         plus 2.25%, maturing August 2004........................................             -                -
       Line of credit of $41,300 with a bank.  During 2003, the Company entered
         into a new revolving credit facility and retired this facility..........             -           23,000
                                                                                    ------------   --------------
      Total revolving credit facilities..........................................       162,000           23,000
                                                                                    ------------   --------------

      Fixed Rate Unsecured Senior Notes Payable
       Senior notes of $25,000, bearing interest of 7.84%, maturing January 2012.        25,000                -
       Senior notes of $50,000, bearing interest of 7.77%, maturing April 2006...        50,000                -
       Senior notes of $75,000, bearing interest of 7.25%, maturing August 2007..        75,000                -
                                                                                    ------------   --------------
      Total fixed rate unsecured senior notes payable............................       150,000                -
                                                                                    ------------   --------------
      Unamortized premium on notes payable
       Unamortized premium on mortgage notes payable.............................        11,779                -
      Unamortized premium on unsecured senior notes payable......................        12,439                -
                                                                                    ------------   --------------
      Total unamortized premium on notes payable.................................        24,218                -
                                                                                    ------------   --------------
      Total notes payable........................................................     $ 795,321        $ 355,143
                                                                                    ============   ==============

     Each of the existing mortgage loans is secured by a mortgage on one or more of the Company's properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $182,000 contain prohibitions on transfers of ownership which may have been violated by the Company's previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving the Company's capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified the Company that it intends to accelerate its mortgage. Based on discussions with various lenders, current credit market conditions and other factors, the Company believes that the mortgages will not be accelerated. Accordingly, the Company believes that the violations of these prohibitions will not have a material adverse impact on the Company's results of operations or financial condition.

     On February 7, 2003, the Company entered into a $340,000 unsecured revolving credit facility with a syndicate of banks for which Wells Fargo Bank, National Association is the administrative agent. This facility bears interest at the Company's option at (i) LIBOR plus 0.65% to 1.35%, depending on the credit ratings of the Company's senior unsecured long term notes or (ii) at the greater of (x) Wells Fargo's prime rate and (y) the Federal Funds Rate plus 0.5%. Based on the Company's current rating the LIBOR spread is 1.0%. The facility also includes a competitive bid option which allows the Company to conduct auctions among the participating banks for borrowings in an amount not to exceed $150,000, a $25,000 swing line facility for short term borrowings, a $20,000 letter of credit commitment and may, at the request of the Company, be increased up to a total commitment of $400,000. The facility expires February 12, 2006 and the Company has a one year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA levels, unencumbered properties, permitted investments and others. The facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending. Notwithstanding this limitation, the Company can make stockholder distributions to avoid income taxes on asset sales. If a default under the facility exists, the Company's ability to pay dividends would be limited to the amount necessary to maintain the Company's status as a REIT unless the default is a payment default or bankruptcy event in which case the Company would be prohibited from paying any dividends. The facility is guaranteed by most of the Company's wholly-owned subsidiaries. As of December
31, 2003, the Company had $162,000 outstanding on this credit facility. The weighted average interest rate of as of December 31, 2003 was 2.06%, including the effect of interest rate hedges.

     As a result of the Company's merger with IRT, the Company assumed IRT's obligations relating to $150,000 principal amount of unsecured senior notes, bearing interest at fixed interest rates ranging from 7.25% to 7.84% and maturing between 2006 and 2012. The interest rate of one series of these senior notes is subject to a 50 basis point increase if the Company does not maintain an investment grade debt rating. These notes have also been guaranteed by most of the Company's wholly-owned subsidiaries and LP.

     Principal maturities (including scheduled amortization payments) of the notes payable as of December 31, 2003 are as follows:

     Year  Ending December 31,                  Amount
   ----------------------------------       -----------
     2004............................         $  12,159
     2005............................            39,870
     2006............................           246,743
     2007............................            87,961
     2008............................            50,270
     Thereafter......................           334,100
                                            -----------
     Total...........................        $  771,103
                                            ===========

     Interest costs incurred were $41,305, $25,004 and $24,345 in the years ended December 31, 2003, 2002 and 2001, respectively, of which $3,822, $2,375 and $2,102 were capitalized in the years ended December 31, 2003, 2002 and 2001, respectively.

8. Financial Instruments - Derivatives and Hedging
   -----------------------------------------------

     In the normal course of business, the Company is exposed to the effect of interest rate changes that could affect its results of operations or cash flows. The Company limits these risks by following established risk management policies and procedures, including the use of a variety of derivative financial instruments to manage or hedge interest rate risk. The Company does not enter into derivative instruments for speculative purposes. The Company requires that the hedging derivative instruments be effective in reducing interest rate risk exposure. This effectiveness is essential to qualify for hedge accounting. Changes in each hedging instrument's fair value related to the effective portion of the risk being hedged are included in accumulated other comprehensive income or loss. In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs.

     Hedges that meet these hedging criteria are formally designated as cash flow hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, the change in the fair value of the derivative instrument is marked to market with the change included in net income in each period until the derivative instrument matures. Additionally, any derivative instrument used for risk management that becomes ineffective is marked to market.

     The Company does not anticipate non-performance by any of its counterparties. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.

     Interest rate hedges that are designated as cash flow hedges hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars and forwards are cash flow hedges. The unrealized gains or losses in the fair value of these hedges are reported on the balance sheet and are included in accounts payable and accrued expenses with a corresponding adjustment to either accumulated other comprehensive income or loss, or in earnings depending on the hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains or losses are reported in accumulated other comprehensive income or loss. Over time, the unrealized gains or losses held in accumulated other comprehensive income or loss will be recognized in earnings consistent with when the hedged items are recognized in earnings.

     In conjunction with the Company's policy to reduce interest rate risk, it has entered into interest rate swaps to hedge the variability of monthly cash outflows attributable to changes in LIBOR. Under the swaps, the Company receives LIBOR based payments and pays a fixed rate. A summary of the terms of the derivative instruments, as of December 31, 2003, and a reconciliation of the fair value and adjustments to accumulated other comprehensive loss (in thousands) is as follows:

    Hedge type.........................................................           Cash Flow

    Description........................................................                Swap

    Range of notional amounts..........................................   $10,000 - $50,000

        Total..........................................................             $70,000
                                                                                          %
    Range of interest rates............................................     1.38% - 2.3975
                                                                                          6
    Range of maturity dates............................................   2/12/04 - 2/12/0

    Total accumulated other comprehensive loss at December 31, 2002....                   -

    Change in fair value for the year ended December 31, 2003..........             $ (122)
                                                                          ================
    Total accumulated other comprehensive loss at December 31, 2003....           $   (122)
                                                                          ================

     The estimated fair value of the Company's financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

9. Consolidating Financial Information
   -----------------------------------

     As of December 31, 2003, most of the Company's subsidiaries, including IRT Partners L.P., have guaranteed the Company's indebtedness under the unsecured senior debt. The guarantees are joint and several and full and unconditional.



                                                               Guarantors
                                                       --------------------------
Condensed Balance Sheet                   Equity         Combined         IRT            Non       Eliminating   Consolidated
                                         One, Inc.     Subsidiaries   Partners, LP    Guarantors     Entries      Equity One
                                        -----------    -----------    -----------    -----------   -----------    -----------
As of December 31, 2003
ASSETS
   Properties, net....................    $ 526,136      $ 561,455     $ 187,132      $ 342,576        $    -    $ 1,617,299
   Investment in affiliates...........      435,752              -             -              -      (435,752)             -
   Other assets........................      22,865         21,926         2,940         12,356             -         60,087
                                        -----------     ----------    ----------     ----------   -----------    -----------
     Total ............................    $984,753      $ 583,381     $ 190,072      $ 354,932    $ (435,752)   $ 1,677,386
                                        ===========     ==========    ==========     ==========   ===========    ===========
LIABILITIES
   Mortgage notes payable..............   $  74,726      $ 171,230     $  34,400      $ 178,747        $    -    $   459,103
   Unsecured revolving credit
  facilities..........................      162,000              -             -              -             -        162,000
   Unsecured senior notes, net........      150,000              -             -              -             -        150,000
  Unamortized premium on notes payable.      13,505          5,950         4,661            102             -         24,218
   Other liabilities..................       13,000         15,522         1,780          8,539             -         38,841
                                        -----------     ----------    ----------     ----------   -----------    -----------
     Total liabilities................      413,231        192,702        40,841        187,388             -        834,162

 MINORITY INTEREST....................            -              -             -              -        12,672         12,672

STOCKHOLDERS' EQUITY
   Total stockholders' equity.........      571,522        390,679       149,231        167,544      (448,424)       830,552
                                        -----------     ----------    ----------     ----------   -----------    -----------
   Total..............................    $ 984,753      $ 583,381     $ 190,072      $ 354,932    $ (435,752)   $ 1,677,386
                                        ===========     ==========    ==========     ==========   ===========    ===========



                                                                      Guarantors
                                                               ----------------------------
Condensed Statement of Operations                 Equity         Combined           IRT             Non        Consolidated
                                                 One, Inc.     Subsidiaries    Partners, LP     Guarantors      Equity One
                                               ------------    ------------    ------------    ------------    ------------
For the Year Ended
   December 31, 2003
RENTAL REVENUE:
   Minimum rents.............................      $ 43,291        $ 46,833        $ 15,455       $ 32,839       $ 138,418
   Expense recoveries........................        10,197          14,124           4,647         11,144          40,112
   Termination fees..........................           188             400              27            748           1,363
   Percentage rent payments..................           537             380             295            528           1,740
                                               ------------    ------------    ------------    -----------    ------------
     Total rental revenue....................        54,213          61,737          20,424         45,259         181,633
                                               ------------    ------------    ------------    -----------    ------------
COSTS AND EXPENSES:
   Property operating expenses...............        14,263          17,136           6,295         14,348          52,042
   Rental property depreciation and
   amortization..............................         7,812           9,995           2,672          6,142          26,621
   General and administrative expenses.......        11,191            (161)             16              -          11,046
                                               ------------    ------------    ------------    -----------    ------------
     Total costs and expenses................        33,266          26,970           8,983         20,490          89,709
                                               ------------    ------------    ------------    -----------    ------------
INCOME BEFORE OTHER INCOME AND EXPENSES,
   DISCONTINUED OPERATIONS AND MINORITY
   INTEREST..................................        20,947          34,767          11,441         24,769          91,924

OTHER INCOME AND EXPENSES:
   Interest expense..........................       (12,093)         (8,448)         (2,161)       (14,112)       (36,814)
   Amortization of deferred financing fees...          (602)           (197)             (1)          (192)          (992)
   Investment income.........................           416             577              72             24           1,089
   Other income (expense)....................            36             625               -             26             687
   Loss on extinguishment of debt............             -            (513)              -              -            (513)
                                               ------------    ------------    ------------    -----------    ------------
INCOME BEFORE DISCONTINUED OPERATIONS AND
   MINORITY INTEREST.........................         8,704          26,811           9,351         10,515          55,381
                                               ------------    ------------    ------------    -----------    ------------
DISCONTINUED OPERATIONS
   Income from operations of sold properties.         2,321           2,015             839            811           5,986
   Gain on disposal of income producing
     properties..............................             -           2,613              -             470           3,083
                                               ------------    ------------    ------------    -----------    ------------
     Total income from discontinued
     operations..............................         2,321           4,628             839          1,281           9,069
                                               ------------    ------------    ------------    -----------    ------------
INCOME BEFORE MINORITY INTEREST..............        11,025          31,439          10,190         11,796          64,450

MINORITY INTEREST............................             -            (103)           (570)          (130)           (803)
                                               ------------    ------------    ------------    -----------    ------------
NET INCOME...................................      $ 11,025        $ 31,336         $ 9,620       $ 11,666        $ 63,647
                                               ============    ============    ============    ===========    ============


10. Debt Extinguishment
    -------------------

     During 2003, the Company prepaid four mortgages and incurred a loss of $623 on the early extinguishment of debt. During 2002, the Company settled an outstanding mortgage note payable at less than face value and recognized a gain of $1,520 on an early extinguishment of debt. During 2001, the Company prepaid a mortgage and incurred a loss of $1,546 on an early extinguishment of debt. The Company has adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, and is reporting gains and losses on extinguishment of debt as part of ordinary income as they no longer meet the criteria for extraordinary gain (loss) accounting treatment.

11. Dispositions
    ------------

     The Company has adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, and has included the operations of properties sold and held for sale, as well as the gain on sale of sold properties identified for sale on or after January 1, 2002, as discontinued operations for all periods presented.

     The following table reflects properties being reported in discontinued operations for the years ended December 31, 2003 and 2002:

                                                                Square Feet/    Gross Sales    Gain On
Property                            Location        Date Sold      Acres            Price         Sale
---------------------------   -------------------   ----------   ------------    -----------    ---------
2003 Dispositions
---------------------------
Eckerd.....................   Leesburg, FL           March            12,739       $ 4,050        $ 326
Eckerd.....................   Melbourne, FL          March            10,908         2,715          177
Pompano....................   Pompano Beach, FL      April            80,697         3,400          470
Huntcrest outparcels.......   Huntcrest, GA           May         2.94 acres         1,686            -*
Oak Square Joint Venture...   Gainesville, FL        June                n/a         2,230          901
CDG (Park Place) LLC JV....   Plano, TX             September            n/a         4,434        1,209
Heritage Walk..............   Milledgeville, GA     November         159,991        10,000            -*
Stadium Plaza..............   Phenix City, AL       December          70,475         4,800            -*
                                                                                ----------    ---------

    Total .............................................................           $ 33,315       $3,083
                                                                                ==========    =========

*Properties acquired as part of the IRT Property Company merger.

     As of December 31, 2003, two retail properties and two outparcels of land were classified as property held for sale. These properties have an aggregate gross leasable area of 307,852 square feet and an aggregate net book value of $14,440.

                                                               Square Feet/   Gross Sales      Gain On
Property                            Location      Date Sold     Acres            Price           Sale
----------------------------  ----------------    -------      ----------     -----------    -----------
2002 Dispositions
----------------------------
Equity One Office...........  Miami Beach, FL     February          28,780        $ 6,050       $  4,396
Olive land..................  Miami, FL           February      6.79 acres          1,900            694
Benbrook...................   Fort Worth, TX      February         247,422          2,590          1,032
Montclair apartments.......   Miami Beach, FL     September          9,375          2,450            981
Shoppes of Westburry.......   Miami, FL             July            33,706          5,220            167
Forest Edge................   Orlando, FL           July            68,631          3,475            561
Northwest Crossing..........  Dallas, TX          September         33,366          2,350            363
McMinn Plaza...............   Athens, TN          November         107,200          6,200            951
Woodforest..................  Houston, TX         December          12,741          1,850            119
                                                                              -----------    -----------

    Total....................................................................    $ 32,085         $9,264
                                                                              ===========    ===========


12. Stockholders' Equity and Earnings Per Share
    -------------------------------------------

     The following table reflects the change in number of shares of common stock outstanding for the year ended December 31, 2003: Common Options

                                                       Stock         Exercised       Total
                                                      ----------    -----------   -----------
    Board of Directors.............................           24*            16           40
    Officers.......................................          386*           491          877
    Employees......................................           32*           388          420
    Exercise of OP units...........................          262              -          262
    IRT acquisition................................       17,490              -       17,490
    Private placement..............................        6,911              -        6,911
    Security offerings.............................        6,000              -        6,000
    Dividend Reinvestment and Stock Purchase
     Plan..........................................        2,813              -        2,813
                                                      ----------    -----------   -----------
           Total...................................       33,918            895       34,813
                                                      ==========    ===========   ===========

     * Reflects shares of "restricted stock" which are subject to forfeiture and vest over a period of two to five years.

     The following table reports dividends paid for the twelve months ended December 31, 2003 and 2002:

                  2003                                             2002
----------------------------------------------   -------------------------------------------
Date                   Per Share      Amount         Date              Per Share     Amount
------------------    -----------   ----------   ------------------   ----------   ---------
March 31.........         $ 0.27     $ 16,130    March 28..........       $ 0.27     $ 8,015
June 30..........         $ 0.27       17,084    June 28...........       $ 0.27       9,124
September 30.....         $ 0.28       18,159    September 30......       $ 0.27       9,298
December 31......         $ 0.28       19,304    December 31.......       $ 0.27       9,336
                                    ---------                                       --------
    Total..........................  $ 70,677       Total.......................... $ 35,773
                                    =========                                       ========

     The following is a reconciliation of the amounts of net income and shares of common stock used in calculating basic and diluted per-share income ("EPS") for the years ended December 31, 2003, 2002 and 2001:

                                                      For the Year Ended December 31, 2003
                                                  ------------------------------------------------
                                                     Income            Shares          Per Share
                                                   (Numerator)      (Denominator)        Amount
                                                  --------------   ---------------   -------------

Net Income....................................          $ 63,647
                                                  ==============

Basic EPS
Income attributable to common stockholders....          $ 63,647            59,998           $1.06
                                                  --------------   ---------------   =============
Effect of Dilutive Securities
Walden Woods Village, Ltd.....................               103                94
Unvested restricted stock.....................                 -               612
Convertible partnership units.................               700               648
Stock options.................................                 -               313
                                                  --------------   ---------------
                                                             803             1,667
                                                  --------------   ---------------
Diluted EPS
Income attributable to common stockholders
   assuming conversions.......................          $ 64,450            61,665           $1.05
                                                  ==============   ===============   =============

     Options to purchase 350 shares of common stock at $16.22 per share were outstanding at December 31, 2003 but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

                                                            For the Year Ended December 31, 2002
                                                  --------------------------------------------------------
                                                       Income              Shares            Per Share
                                                     (Numerator)        (Denominator)          Amount
                                                  -----------------    ---------------    ----------------
Net Income                                                 $ 39,934
                                                  =================
Basic EPS
Income attributable to common stockholders.....            $ 39,934             32,662               $1.22
                                                  -----------------    ---------------    ================
Effect of Dilutive Securities
Walden Woods Village, Ltd......................                 101                 94
Unvested restricted stock......................                   -                298
Convertible partnership units..................                 259                262
Stock options..................................                   -                127
                                                  -----------------    ---------------
                                                                360                781
                                                  -----------------    ---------------
Diluted EPS
Income attributable to common stockholders
   assuming conversions...........................         $ 40,294             33,443               $1.20
                                                  =================    ===============    ================

         All options outstanding at December 31, 2002 were included in the computation of diluted EPS.

                                                            For the Year Ended December 31, 2001
                                                  --------------------------------------------------------
                                                       Income               Shares            Per Share
                                                     (Numerator)         (Denominator)          Amount
                                                  -----------------    ---------------    ----------------
Net Income                                                 $ 18,721
                                                  =================
Basic EPS
Income attributable to common stockholders.....            $ 18,721             22,414              $ 0.83
                                                  -----------------    ---------------    ----------------
Effect of Dilutive Securities
Walden Woods Village, Ltd......................                  99                 94
Unvested restricted stock......................                   -                192
Convertible partnership units..................                 259                262
Stock options..................................                   -                 75
                                                  -----------------    ---------------
                                                                358                623
                                                  -----------------    ---------------
Diluted EPS
Income attributable to common stockholders
    assuming conversions......................             $ 19,079             23,037              $ 0.83
                                                  =================    ===============    ================

     Options to purchase 30 shares of common stock at $12.38 per share were outstanding at December 31, 2001 but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

     For the year ended December 31, 2001, basic and diluted earnings per share have been adjusted so that the weighted average number of shares used in those calculations include the effect of the assumed issuance on August 18, 2000 of 68.07% of the 10,500 shares which were issued in connection with the CEFUS acquisition on September 20, 2001. This adjustment is in accordance with the CEFUS Accounting Treatment described in Note 1.

13. Benefit Plans
    -------------

     Stock-Based Compensation

     On October 23, 1996, the Company adopted the Equity One, Inc. 1995 Stock Option Plan (the "Plan"), which was amended December 10, 1998. The purpose of the Plan is to further the growth of the Company by offering incentives to directors, officers and other key employees of the Company, and to increase the interest of these employees in the Company through additional ownership of its common stock. The effective date of the Plan was January 1, 1996. The maximum number of shares of common stock as to which options may be granted under this Plan is 1,000 shares, which is reduced each year by the required or discretionary grant of options. The term of each option is determined by the Compensation Committee of the Company (the "Committee"), but in no event can be longer than ten years from the date of the grant. The vesting of the options is determined by the Committee, in its sole and absolute discretion, at the date of grant of the option.

     On June 23, 2000, the Company, with shareholder approval, adopted the Equity One 2000 Executive Incentive Compensation Plan (the "2000 Plan"). The terms of the 2000 Plan provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

     During the term of the 2000 Plan, as amended by the shareholders on May 24, 2002, the total number of shares of Common Stock that may be issuable under the 2000 Plan is 2,500 shares, plus (i) the number of shares with respect to which options previously granted under the 1995 Stock Option Plan terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements.

     The following is a summary of the Company's stock option activity for the years ended December 31, 2003, 2002 and 2001:

                                         2003                        2002                           2001
                               ------------------------  ---------------------------    --------------------------
                                              Weighted                      Weighted                      Weighted
                                              Average                       Average                       Average
                               Stock          Exercise       Stock          Exercise       Stock          Exercise
                                Options         Price         Options         Price       Options         Price
                               -----------    ---------    -----------    -----------   -----------    -----------
     Outstanding at the                960      $ 11.78           625        $ 10.12            953        $ 10.08
        beginning of year
     Granted.............              860        14.44           509          13.25            175          10.00
     IRT options*........              827        11.17             -              -              -              -
     Forfeited...........              (51)           -             -              -              -              -
     Exercised...........             (895)       10.96          (174)         10.15           (503)         10.00
                               -----------    ---------    ----------    -----------    -----------    -----------
     Outstanding at the
       end of year.......            1,701       $13.22           960         $11.78            625         $10.12
                               ===========    =========    ==========    ===========    ===========    ===========
     Exercisable,
       end of year.......              708       $12.09           541         $11.78            325         $10.23
                               ===========    =========    ==========    ===========    ===========    ===========
     Weighted average
       fair value of
       options granted
       during the year...                         $1.24                        $1.69                         $2.39
                                              =========                   ===========                   ==========


*Converted to the Company's options upon merger with IRT.

     The following table summarizes information about outstanding stock options as of December 31, 2003:

                        Options Outstanding                              Options Exercisable
     ----------------------------------------------------------------   ---------------------
                                                  Weighted Average
                                                     Remaining
                              Number              Contractual Life
       Exercise Price       Outstanding                (in years)         Number Exercisable
     -----------------   -----------------     ----------------------   ---------------------
      $ 9.00  -  9.99            14                    7.0                            14
      $10.00  - 10.99           302                    5.8                           215
      $11.00  - 11.99            45                    6.7                            45
      $12.00  - 12.99            33                    3.5                            33
      $13.00  - 13.99           947                    8.8                           401
      $14.00  - 14.99            10                    9.5                             -
      $16.22                    350                    9.0                             -
                         -----------------                              ---------------------
                              1,701                                                  708
                         =================                              =====================

     Restricted Stock Grants

     The Company grants restricted stock to its officers, directors, and other employees. Vesting periods for the restricted stock are determined by the Company's Compensation Committee. As of December 31, 2003, the Company had 649 shares of non-vested restricted stock grants outstanding. The vesting of the 649 shares is as follows:

                                                 Number of
          Year Ending December 31,                Shares
   ----------------------------------------    --------------
   2004..................................            233
   2005..................................            193
   2006..................................             24
   2007..................................            199
                                               --------------
         Total                                       649
                                               ==============

     401(k) Plan

     The Company has a 401(k) defined contribution plan (the "401(k) Plan") covering substantially all of the officers and employees of the Company which permits participants to defer up to a maximum of $12,000 of their compensation. The Company matches 75% of the employees' contribution up to a maximum of 4.5% of an employees' annual compensation. Employees' contributions vest immediately and the Company's matching contributions vest over three years. The Company's contributions to the 401(k) Plan for the year ended December 31, 2003, 2002 and 2001 (inception) were $177, $67 and $49, respectively. The 401(k) Plan invests the Company's matching contributions by purchasing publicly traded shares of the Company's common stock.

14. Future Minimum Rental Income, Commitments and Contingent Liabilities
    --------------------------------------------------------------------

     Future  minimum  rental  income  under   noncancelable   operating   leases
approximates the following as of December 31, 2003:


    Year Ending December 31,                         Amount
    --------------------------------------     -------------
    2004..................................          $149,960
    2005..................................           127,486
    2006..................................           106,482
    2007..................................            86,113
    2008..................................            68,212
    Thereafter............................           344,426
                                               -------------
        Total.............................          $882,679
                                               =============

     As of December 31, 2003 and 2002, the Company has pledged letters of credit for $1,433 and $1,128, respectively, as additional security for financing.

     The Company is subject to litigation in the normal course of business, none of which as of December 31, 2003 in the opinion of management will have a material adverse effect on the financial condition, results of operations, or cash flows of the Company.

15. Related Party Transactions
    --------------------------

     As of December 31, 2003 and 2002, the Company had outstanding loans to various executives in connection with their exercises of options to purchase shares of the Company's common stock. The notes bear interest at 5%. Interest is payable quarterly and the entire principal is due between 2006 and 2007.
Investment income earned on the loans was $255 and $337 for the years ended December 31, 2003 and 2002, respectively.

16. Subsequent Dispositions
    -----------------------

     The results of operations of depreciable rental properties disposed of through September 30, 2004 or classified as held for sale as of September 30, 2004, for which the Company has no significant continuing involvement, are reflected as discontinued operations in the accompanying consolidated financial statements.

     During the nine months ended September 30, 2004, the Company sold the following income producing properties:

                                                                            Square       Gross Sales
       perty                City            State     Date Sold           Feet/Acres        Price
 ---------------------   ----------------   -----  --------------------   ------------   -----------
 Southwest Walgreens     Phoenix             AZ    February 23, 2004          93,402         $ 6,650
 Watson Central          Warner Robbins      GA    June 29, 2004             227,747           6,000
 Plaza Del Rey           Miami               FL    July 13, 2004              50,146           9,000
 Forrest Gallery         Tullahoma           TN    July 19, 2004             214,450          10,500
 Epsilon (Clematis)      West Palm Beach     FL    July 30, 2004              18,707           2,650
 Millervillage           Baton Rouge         LA    September 2, 2004          94,559           2,700
 Plymouth Park           Irving              TX    September 24, 2004        728,566          24,000
                                                                                         -----------
                                                                                             $61,500
                                                                                         ===========


Held for Sale:

     As of September 30, 2004, four properties and a joint venture interest were held for sale, of which three of the properties were sold in October 2004 for total consideration of $17,250.

17. Quarterly Financial Data (unaudited)
    -----------------------------------

                                                     First         Second        Third         Fourth
                                                   Quarter(1)    Quarter(1)    Quarter(1)    Quarter(1)     Total(2)
                                                   ----------    ----------   -----------    ----------    ---------
  2003:
  Total revenues.............................      $ 35,518      $ 46,089       $ 48,067      $ 51,959     $181,633
    Income before discontinued operations....      $ 10,793      $ 13,563       $ 14,800      $ 16,225     $ 55,381
    Net income...............................      $ 12,344      $ 16,352       $ 17,249      $ 17,702     $ 63,647

  Basic per share data
    Income before discontinued operations....      $   0.18      $   0.22       $   0.24      $   0.27     $   0.91
      Net Income.............................      $   0.22      $   0.27       $   0.28      $   0.29     $   1.06
   Diluted per share data
    Income before discontinued operations....      $   0.19      $   0.21       $   0.24      $   0.26     $   0.90
     Net income..............................      $   0.22      $   0.26       $   0.28      $   0.29     $   1.05

  2002:
  Total revenues.............................      $ 22,874      $ 21,920       $ 23,486      $ 25,289     $ 93,569
    Income before discontinued operations....      $  5,601      $  6,207       $  8,941      $  5,281     $ 26,030
    Net income...............................      $ 13,267      $  8,438       $ 10,926      $  7,303     $  39,934

  Basic per share data
    Income before discontinued operations....      $   0.16      $   0.19       $   0.28      $   0.16     $   0.79
     Net income..............................      $   0.41      $   0.26       $   0.33      $   0.22     $   1.22
  Diluted per share data
    Income before discontinued operations....      $   0.15      $   0.20       $   0.27      $   0.16     $   0.78
     Net income..............................      $   0.40      $   0.26       $   0.32      $   0.22     $   1.20

------------------
(1) Restated to reflect the reporting of discontinued operations.
(2) The sum of quarterly earnings per share amounts may differ from annual earnings per share.

                                                               * * * * *

ITEM 7.  EXHIBITS



23.1     Consent of Independent Registered Public Accounting Firm

                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  November 10, 2004          EQUITY ONE, INC.

                                  / s / HOWARD M. SIPZNER

                                  --------------------------------
                                  Howard M. Sipzner
                                  Executive Vice President and Chief Financial
                                  Officer
                                  (Principal Accounting and Financial Officer)

                                INDEX TO EXHIBITS
                                -----------------



EXHIBIT  DESCRIPTION

23.1     Consent of Independent Registered Public Accounting Firm